UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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WHOLE FOODS MARKET, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that a meeting of the Shareholders of Whole Foods Market, Inc. will be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202, on September 15, 2015 at 8:00 a.m. local time for the following purposes:

1.	To elect the eleven nominees named in the attached Proxy Statement to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the Annual Meeting of Shareholders in 2016 or upon a successor being elected and qualified;

2.	To conduct an advisory vote to approve the compensation of the named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending September 27, 2015;

4.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 600 million to 1.2 billion;

5.	To consider a shareholder proposal, described in the accompanying Proxy Statement, if properly presented at the Annual Meeting of Shareholders; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on July 20, 2015 are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Shareholders’ Meeting: We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (which we refer to as a “Notice”), rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. All shareholders who do not receive such a Notice, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Record Date: July 20, 2015

By Order of the Board of Directors,

Executive Vice President and Chief Financial Officer

July 30, 2015

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible by Internet, telephone or U.S. mail.

WHOLE FOODS MARKET, INC.
PROXY STATEMENT

550 Bowie Street
Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on September 15, 2015

Questions and Answers Regarding This Proxy Statement

Q:	Why am I being asked to review these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation (which we refer to as the “Company,” “we,” “us” or “our”). We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders to be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202, on September 15, 2015 at 8:00 a.m. local time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement.

Q:	Why am I being asked to review materials online?

A:	Under rules adopted by the U.S. Securities and Exchange Commission, we are furnishing proxy materials to many of our shareholders on the Internet rather than mailing printed copies of those materials to each shareholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. We anticipate the Notice will be mailed to shareholders on or about July 30, 2015.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on July 20, 2015, the record date. On the record date, the Company had 358,570,978 shares of common stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of common stock held by you on each of the matters presented at the meeting.

Q:	What proposals will be voted on at the meeting and how does the Board of Directors recommend I vote?

A:	There are five proposals to be considered and voted on at the meeting, including four Company proposals and one shareholder proposal. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Company Proposals

1.	To elect the eleven nominees named herein to the Board of Directors of Whole Foods Market, Inc., each to serve a term expiring at the later of the Annual Meeting of Shareholders in 2016 or upon a successor being elected and qualified. Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors.

2.	To conduct an advisory vote to approve the compensation of the named executive officers. Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of the named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 27, 2015. Our Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP as our independent auditor.

4.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 600 million to 1.2 billion. Our Board of Directors unanimously recommends that you vote “FOR” this proposal.

Shareholder Proposal

5.	To require that our Board of Directors adopt a policy related to limiting acceleration of vesting of equity upon a change in control. Our Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:	You may vote your shares in advance using any of the following voting alternatives:

VIA INTERNET at www.ProxyVote.com.

BY TELEPHONE by viewing the proxy materials at www.ProxyVote.com and using a touch-tone phone and the toll-free number provided at that time. You can also use a telephone to request a paper copy of the proxy materials.

BY MAIL by completing and mailing in a paper proxy card, as outlined in the Notice.

Alternatively, you may vote your shares in person at the meeting. If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

You are encouraged to read all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision.

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a shareholder of record with respect to those shares, and the Notice has been sent directly to you by Broadridge Financial Solutions, Inc. If you are the beneficial owner of those shares, the Notice is being forwarded to you.

Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by Internet, telephone or mail so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. Even if you plan on attending the meeting but later decide not to attend, your vote will be counted if you vote by Internet, telephone or mail.

We encourage you to register your vote via the Internet at www.ProxyVote.com. If you attend the meeting, you may also submit your vote in person, in which case any votes that you previously submitted (whether via the Internet, by telephone or by mail) will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by telephone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Unless you hold your shares through the Company’s 401(k) plan, you may vote via the Internet or by telephone until 11:59 p.m., Eastern Time, on September 14, 2015, or the Company’s agent must receive your paper proxy card on or before September 14, 2015. If you participate in the Company’s 401(k) plan, your proxy card includes shares that the plan has credited to this account. To allow sufficient time for the Company’s 401(k) plan trustee to vote, the trustee must receive your voting instructions via Internet or by telephone by 11:59 p.m., Eastern Time, on September 11, 2015, or the Company’s agent must receive your paper proxy card on or before September 11, 2015. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Q:	If I do provide voting instructions and/or grant my proxy, who will vote my shares at the meeting and how will they vote my shares?

A:	John Mackey and Walter Robb are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, John Mackey and Walter Robb, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker is allowed to vote your shares only on certain “routine” proposals or if you provide your broker with instructions on how to vote. Under applicable stock exchange rules, only Proposal 3 (ratification of the appointment of Ernst & Young LLP as independent auditors) is routine. Brokers are prohibited from voting uninstructed shares on “non-routine” proposals, including proposals for elections of directors and all other proposals except Proposal 3. If you do not give your broker or nominee specific instructions, your shares may not be voted on certain matters and will not be considered as present and entitled to vote with respect to those matters.

Q:	What constitutes a quorum? Why is a quorum required?

A:	Return of your proxy is important because a quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q:	What if I abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes; however, except as required by applicable law or regulations, votes submitted as abstentions will not be counted as votes FOR or AGAINST any matter presented for shareholder approval.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who will count the votes?

A:	We hired Carl T. Hagberg and Associates to judge voting and be responsible for determining whether or not a quorum is present. We hired Broadridge Financial Services, Inc. to tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Current Report on Form 8-K that we expect to file within four business days after the meeting.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners and the fee to Georgeson Inc., who will help us solicit proxies. We anticipate that the fee to Georgeson Inc. will be $8,500, plus expenses. In addition, proxies may be solicited by mail, email, in person, or by telephone or fax by certain of our directors, officers and other team members.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this document or our 2014 Annual Report on Form 10-K, please contact: Whole Foods Market, 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market, 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors, or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found on our website at http://www.wholefoodsmarket.com/company-info/investor-relations/corporate-governance.

PROPOSAL 1 – ELECTION OF DIRECTORS

Size of Board of Directors

Our Board of Directors currently consists of eleven members. All eleven members of the Board of Directors are elected by the holders of our common stock.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director requires the affirmative vote of a majority of the votes cast by the holders of shares represented at the meeting and entitled to vote.

Current Nominees

The director nominees are Dr. John Elstrott, Shahid (Hass) Hassan, Stephanie Kugelman, John Mackey, Walter Robb, Jonathan Seiffer, Morris (Mo) Siegel, Jonathan Sokoloff, Dr. Ralph Sorenson, Gabrielle Sulzberger and William (Kip) Tindell, III. Each of the nominees is currently a member of the Board of Directors and each has been nominated for election at the Annual Meeting to hold office until the later of the next annual meeting or the election of his/her respective successor. Our director nomination process is discussed below where we describe the purpose of our Nominating and Governance Committee.

The Board of Directors, upon the advice of the Nominating and Governance Committee, has determined that all of the director nominees, other than Mr. Mackey and Mr. Robb, are “independent directors” as defined in Rule 5605 of the NASDAQ Listing Rules. This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. The Board of Directors considered the following information in determining whether or not our directors are independent. Mr. Mackey and Mr. Robb are current Company officers, and accordingly the Board of Directors has concluded that neither is currently an independent director. With respect to our other directors, some serve on the boards of or have an ownership interest in privately held companies, including some companies that are vendors of the Company. Several of these directors have been entrepreneurs in the organic-foods industry for a number of years and our Board of Directors believes that their industry experience is valuable to the Company. As reported to us by our directors, in many cases the ownership interest of any board member in a vendor amounted to less than 2% of the vendor’s outstanding ownership interests, and in all cases amounted to less than 5% of the vendor’s outstanding ownership interests. Collectively, the Company’s purchases of product from all vendors in which any of our directors noted a fiscal year 2014 ownership interest and/or noted service as a director represented approximately 3% of the Company’s purchases during fiscal year 2014. Furthermore, Jonathan Seiffer and Jonathan Sokoloff are both partners of Leonard Green & Partners, L.P., which is an affiliate of Beacon Holding Inc. During 2011, Beacon Holding Inc. purchased BJ’s Wholesale Club, Inc., which is a leading warehouse club operator in the eastern United States. Messrs. Seiffer and Sokoloff are each a director of BJ’s Wholesale Club, Inc.

Further discussion concerning director independence is available on our website at: http://assets.wholefoodsmarket.com/www/company-info/investor-relations/corporate-governance/Governance_Principles_Nov4_2014.pdf.

The information provided below is biographical information about each of the nominees, including other public company board memberships. Age and other information in each nominee’s biography are as of June 18, 2015.

Dr. John Elstrott, 67, has served as the Chairman of the Board since 2009 and has served as a director of the Company since 1995, serving as Lead Director from 2001 to 2009. Dr. Elstrott is an Emeritus Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which he started in 1991. Dr. Elstrott served as a director and member of the audit, compensation and nominating and governance committees of the board of directors of Stewart Enterprises, Inc. from April 2011 to December 2013; Dr. Elstrott served as Stewart’s lead independent director from January 2012 to December 2013. Dr. Elstrott has a PhD in Economics and significant business experience, including over 40 years of experience as an entrepreneur and investor. Dr. Elstrott brings to our Board of Directors leadership, financial and risk assessment experience as well as his entrepreneurial experience and history with the Company.

Shahid (Hass) Hassan, 66, has served as a director of the Company since 2005. Mr. Hassan has been a General Partner of Greenmont Capital, an investment firm, since 2006. Mr. Hassan was a co-founder, President and CEO of Alfalfa’s Market and President of Wild Oats Marketplace and founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom, in 1999. Mr. Hassan served as President and Executive Chairman of Fresh & Wild from 1999 until 2004, when it was acquired by the Company. Mr. Hassan has over 35 years of experience in the retail grocery business in both public company and private company settings. Mr. Hassan brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Stephanie Kugelman, 68, has served as a director of the Company since November 2008. Ms. Kugelman serves as a principal of A.S.O., A Second Opinion, a strategy and branding consultancy she founded in 2007 and since January 2015 as Vice Chairman at Solera Capital, a private equity firm. She was previously Vice Chairman and Chief Strategic Officer of Young & Rubicam Brands, a worldwide marketing communications company, where she held positions of increasing responsibility commencing in 1971. Ms. Kugelman also serves on the board of directors of HSNi. Ms. Kugelman brings to our Board of Directors entrepreneurial, leadership, financial and risk assessment experience as well as her marketing strategy and branding experience.

John Mackey, 61, co-founder of the Company, has served as Co-Chief Executive Officer since May 2010, was the Chief Executive Officer from 1978 to May 2010 and was President from 2001 to 2004. Mr. Mackey has served as a director of the Company since 1978 and served as Chairman of the Board from 1978 through December 2009. Mr. Mackey brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Walter Robb, 61, has served as Co-Chief Executive Officer since May 2010. Mr. Robb also served as the Co-President and Co-Chief Operating Officer from 2004 to May 2010, as Chief Operating Officer from 2001 to 2004, and as Executive Vice President from 2000 to 2001. Since joining the Company in 1991, Mr. Robb has also served as Store Team Leader and President of the Northern California Region. Mr. Robb has served as a director of the Company since May 2010. Mr. Robb also serves on the board of directors of The Container Store. Mr. Robb brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Jonathan Seiffer, 43, has served as a director of the Company since December 2008. He has been a Partner of Leonard Green & Partners, L.P. since 1999 and joined Leonard Green & Partners, L.P. in 1994. Mr. Seiffer has over 20 years of experience in investment banking and private equity. Mr. Seiffer brings to our Board of Directors investment banking, financial, leadership and risk assessment experience.

Morris (Mo) Siegel, 65, has served as a director of the Company since 2003. Mr. Siegel is currently self-employed, having operated Capital Peaks Investments, an investment firm, since 2002. Mr. Siegel was the co-founder of Celestial Seasonings, Inc., serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group, forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also served on the board of directors of Spicy Pickle Franchising, Inc. until September 2011. Mr. Siegel brings to our Board of Directors financial and risk assessment experience as well as his food products, entrepreneurial and leadership experience and history with the Company.

Jonathan Sokoloff, 57, has served as a director of the Company since December 2008. He is Managing Partner of Leonard Green & Partners, L.P., which he joined in 1990. Mr. Sokoloff served on the board of directors of Rite Aid Corporation until May 2011 and currently serves on the board of directors of The Container Store. Mr. Sokoloff brings to our Board of Directors investment banking, financial, leadership and risk assessment experience.

Dr. Ralph Sorenson, 81, has served as a director of the Company since 1994. Dr. Sorenson is the Managing General Partner of the Sorenson Limited Partnership, which focuses on venture capital investments in a diverse range of entrepreneurial start-ups. Dr. Sorenson is President Emeritus of Babson College (1974-1981); Professor Emeritus and former Dean of the University of Colorado Business School (1992-present); former Chairman and CEO of Barry Wright Corporation, a NYSE company (1981-1989); and a former professor at the Harvard Business School (1964-1974, 1989-1992). Dr. Sorenson is a former director of the Federal Reserve Bank of Boston, a Life Trustee and former Chairman of the Board of the Boston Museum of Science, Trustee Emeritus of Babson College, a member of the President’s Council of Olin College of Engineering, and a director of the Toyota Mobility Foundation. Over the years he has served on the boards of directors of more than a dozen public companies. Dr. Sorenson brings to our Board of Directors leadership, financial and risk assessment experience as well as his entrepreneurial experience and expertise and history with the Company.

Gabrielle Sulzberger, 55, has served as a director of the Company since 2003. Ms. Sulzberger has served as a Principal of a diversified investment fund, Rustic Canyon/Fontis Partners, LP, since its inception in October 2005. In addition, Ms. Sulzberger served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests, from 2002 through 2005. Ms. Sulzberger also serves on the boards of directors of Stage Stores, Inc. and Brixmor Property Group Inc. Ms. Sulzberger brings to our Board of Directors financial, leadership and risk assessment experience as well as her entrepreneurial experience and history with the Company.

William (Kip) Tindell, III, 62, has served as a director of the Company since November 2008. He co-founded The Container Store in 1978 and is its Chairman and CEO. Mr. Tindell serves as the Chairman of the Board of the National Retail Federation, and was inducted into the Retailing Hall of Fame in 2006. Mr. Tindell brings to our Board of Directors financial and risk assessment experience as well as his entrepreneurial and retail leadership experience.

The Nominating and Governance Committee, consisting solely of “independent directors” as defined in Rule 5605 of the NASDAQ Listing Rules, recommended the eleven directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation and each nominee’s credentials and experience outlined above, the Board of Directors has determined that each such nominee can make a significant contribution to the Board of Directors and should serve as a director of the Company. Our Board of Directors nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

CORPORATE GOVERNANCE

Directors and Committee Assignments

Assuming election of all nominees above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their current committee assignments.

	Audit	Compensation	Nominating and
Name	Committee	Committee	Governance Committee
Dr. John Elstrott *	✓
Hass Hassan	✓
Stephanie Kugelman			✓
John Mackey
Walter Robb
Jonathan Seiffer	✓
Mo Siegel	✓	✓**
Jonathan Sokoloff		✓
Dr. Ralph Sorenson		✓	✓**
Gabrielle Sulzberger	✓**	✓
Kip Tindell			✓
* Chairman of the Board
** Chair of Committee

Committees and Meetings

Committees

The Board of Directors maintains the following three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The members of the various committees are identified in the preceding table. The charter of each committee can be found in the “Corporate Governance” section of our website at http://www.wholefoodsmarket.com/company-info/investor-relations/corporate-governance. The duties of each committee are set forth in its charter.

Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for monitoring risks and the Company’s internal control system, overseeing the quality and integrity of the accounting, auditing and reporting practices of the Company and the audits of the Company’s financial statements, and other such duties as directed by the Board of Directors.

The Committee is expected to maintain free and open communication with the independent auditors, the Director of Internal Audit and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Audit Committee’s responsibilities include: (i) selecting, hiring and evaluating our independent auditor; (ii) reviewing and discussing the adequacy and effectiveness of the Company’s internal control over financial reporting; (iii) overseeing the integrity of our financial statements and monitoring our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; (iv) overseeing internal auditing processes; (v) reviewing with management our audited financial statements, earnings announcements, regulatory filings and other public announcements regarding our results of operations; (vi) inquiring about significant risks, reviewing our risk assessment and management policies, and assessing steps taken to control these risks; (vii) establishing procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters; and (viii) overseeing and reviewing the Company’s internal audit function.

The Board of Directors has determined that all Audit Committee members are “audit committee financial experts” under the regulations promulgated by the Securities and Exchange Commission. The Board of Directors has also determined that each of the directors serving on our Audit Committee is “independent” within the meaning of the applicable rules of the Securities and Exchange Commission and the NASDAQ Listing Rules.

Compensation Committee. The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to overseeing the Company’s compensation policies and practices, review and approve annual compensation and compensation procedures for the Company’s executive officers, and oversee and recommend director compensation to the Board of Directors.

The Compensation Committee’s responsibilities include: (i) overseeing the Company’s overall compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; (ii) making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plans and team member stock purchase plan; (iii) reviewing and approving compensation procedures for the Company’s executive officers; (iv) recommending to the independent directors for approval the compensation of the Co-Chief Executive Officers based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the Co-Chief Executive Officers; (v) reviewing and approving the compensation of executive officers other than the Co-Chief Executive Officers; (vi) reviewing and recommending to the Board of Directors employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; (vii) annually reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors; (viii) monitoring directors’ compliance with the Company’s stock ownership guidelines; (ix) at least annually, reviewing and assessing the adequacy of the charter and participating in an evaluation of the Committee; (x) and working with Company management to address any conflict of interest with any compensation adviser engaged by the Compensation Committee. The Compensation Committee Charter does not provide for any delegation of these duties.

Regarding most compensation matters, including executive and director compensation, the Company’s executive team provides recommendations to the Compensation Committee.

The Board of Directors has determined that each of the directors serving on our Compensation Committee is “independent” within the meaning of the applicable rules of the Securities and Exchange Commission and the NASDAQ Listing Rules.

Neither the Compensation Committee nor Company management engaged any outside consultants regarding fiscal year 2014 executive compensation.

Nominating and Governance Committee. The Nominating and Governance Committee’s purpose is to monitor and oversee matters of corporate governance, including the evaluation of the Board of Directors’ performance and processes and the “independence” of directors, and select, evaluate and recommend to the Board of Directors qualified candidates for election or appointment to the Board of Directors.

The Nominating and Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Directors nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. The Board of Directors believes it is in the best interest of the Company and its shareholders to identify and select highly qualified candidates to serve as directors and for the Board of Directors to be comprised of a diverse group of individuals with different backgrounds and perspectives. Recommendations are developed based on the nominee’s knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nominating and Governance Committee’s direction. In addition, the Company’s Corporate Governance Principles were amended in November 2014 to provide that, in performing its responsibilities to review director candidates and recommend candidates to the Board for election, the Nominating and Governance Committee should (i) ensure that candidates with a diversity of ethnicity and gender are included in each pool of candidates from which Board nominees are chosen; (ii) seek diverse candidates by ensuring director searches include nominees from both non-executive corporate positions and non-traditional environments; and (iii) review periodically the composition of the Board to ensure it reflects the knowledge, experience, skills and diversity required for the Board to fulfill its duties.

Any shareholder recommendation should be directed to the attention of the Company Secretary and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Directors membership, information regarding any relationships between the candidate and the Company within the last three years, and a written indication by the recommended candidate of his or her willingness to serve.

In determining whether to nominate a candidate, whether from an internally generated or shareholder recommendation, the Nominating and Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating and Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

The Board of Directors has determined that each of the directors serving on our Nominating and Governance Committee is “independent” within the meaning of the applicable rules of the Securities and Exchange Commission and the NASDAQ Listing Rules.

Fiscal Year 2014 Meetings

During fiscal year 2014, the Board of Directors and the various committees held the following number of meetings: Board of Directors, five meetings; Audit Committee, nine meetings; Compensation Committee, three meetings; and Nominating and Governance Committee, two meetings. No director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof) that he or she was required to attend. It is a policy of the Board of Directors to encourage directors to attend each Annual Meeting of Shareholders. All members of the Board of Directors attended the Company’s 2014 Annual Meeting of Shareholders.

Board Oversight of Enterprise Risk

Risk management is primarily the responsibility of the Company’s management team. However, our Board of Directors oversees the management team’s assessment of the material risks faced by the Company at both the full Board of Directors level and at the committee level. In accordance with our Audit Committee charter, the Audit Committee is responsible for assisting the Board of Directors in fulfilling its responsibility for monitoring Company risk and the Company’s internal control system and for assisting the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. To assist the Audit Committee in assessing the Company’s approach to risk management, the management team prepares a list of what it perceives to be the most significant risks facing the Company, along with a statement reflecting any associated action the Company is taking to mitigate each type of risk. The Audit Committee reports on risk to the full Board of Directors as necessary.

In addition, each quarterly board report from management addresses matters of particular importance or concern including any significant areas of risk that require Board of Directors and/or committee attention. Throughout the year the Board of Directors and committees receive a variety of management presentations on different business topics that include discussion of associated significant risks.

Risk Considerations in our Compensation Programs

As part of our regular review of compensation practices, management conducted a comprehensive review of our compensation policies and practices for all team members for fiscal year 2014 in order to determine whether risks arising from any of those policies and practices are reasonably likely to have a material adverse effect on the Company. Management’s conclusion was presented to and discussed with the Compensation Committee.

In its review, management analyzed each of our compensation policies and practices, including any potential risks arising from the policies and practices and factors that mitigate risk. Based on its review, management concluded that the Company does not have compensation policies or practices that create risks that are reasonably likely to have a material effect on the Company. Factors that management believes mitigate risks include the following:
●	As a food retailer, we are not engaged in activities that present a high risk related to our team member compensation relative to other businesses;
●

Our executives’ compensation mix of base salary and short-term and long-term incentives provides compensation opportunities measured by a variety of time horizons to balance our short-term and long-term strategic goals;

●	The relationship between the incremental achievement levels and corresponding payouts in our incentive plans is appropriate;
●	Our incentive bonus payouts are effectively “capped” due to our salary cap;
●	Our bonuses for our executive officers and the rest of our leadership network employ a reasonable mix of performance metrics and are not concentrated on a single metric;
●	Criteria for payments to our executive officers and the rest of our leadership network under our annual bonus are closely aligned with our strategic goals and shareholder interests;
●	Payout curves are reasonable and do not contain steep “cliffs” that might encourage unreasonable short-term business decisions to achieve payment thresholds;
●	For our executive officers and the rest of our leadership network, a significant portion of variable pay is delivered through long-term incentives which carry vesting schedules over multiple years;
●	Equity awards for team members are subject to service-based vesting schedules over multiple years;
●	Our Code of Business Conduct, our internal controls and other measures implemented by us help mitigate risk;

●	We have a recoupment policy for our executive officers with respect to financial restatements; and
●	We have a policy against new hedging and pledging arrangements by Section 16 officers after January 24, 2013.

Leadership Structure

The Company currently separates the roles of Chairman of the Board of Directors and Chief Executive Officer. These roles were previously combined, with all of the powers traditionally granted to a Chairman of the Board instead held by our lead director. However, in multiple years, shareholder activist groups focused on the Company in an attempt to have our shareholders vote to separate the roles of Chairman of the Board and Chief Executive Officer. Although our shareholders declined to separate these roles, to avoid unnecessary distraction and protect the Company’s corporate governance profile, Mr. Mackey voluntarily gave up the Chairman of the Board title, effective December 2009. The Company is currently fortunate to be able to draw on the talents and visionary skills of its Co-Chief Executive Officers, John Mackey and Walter Robb, and its Chairman of the Board, Dr. John Elstrott. Given the above facts, we currently believe that a structure which separates the roles of Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stakeholders.

Compensation Committee Interlocks and Insider Participation

The following individuals served as members of our Board of Directors’ Compensation Committee during fiscal year 2014: Mo Siegel (Chair), Jonathan Sokoloff, Dr. Ralph Sorenson and Gabrielle Sulzberger. No member of the Compensation Committee has served as one of our officers or employees at any time. During fiscal year 2014, none of our executive officers served as a member of the compensation committee of any other company that had an executive officer serving as a member of our Board of Directors or our Compensation Committee. During fiscal year 2014, none of our executive officers served as a member of the board of directors of any other company that had an executive officer serving as a member of our Board of Directors’ Compensation Committee.

Code of Business Conduct

The Company expects all of its team members and directors to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government. The Board of Directors has adopted a Code of Business Conduct, which is posted on the Company’s website at http://www.wholefoodsmarket.com/sites/default/ files/media/Global/Company%20Info/PDFs/CodeofBusinessConduct2013.pdf. The Code of Business Conduct applies to the Company’s principal executive officers, principal financial officer, principal accounting officer, controller and other persons who perform similar functions for the Company, in addition to the corporate directors and employees of the Company.

DIRECTOR COMPENSATION

Director Compensation Program for Fiscal Year 2014

For fiscal year 2014, each of our non-employee directors received the following: a $9,655 quarterly retainer; $7,104 for each Board of Directors’ meeting attended in person; $1,301 for each Committee meeting attended in person in conjunction with a Board of Directors meeting; $5,205 for each Committee meeting attended in person apart from a Board of Directors meeting; $1,735 for each Board of Directors/Committee meeting greater than two hours in length attended by telephone in which a majority of directors/committee members participated; $1,301 for each Board of Directors/Committee meeting between one and two hours in length attended by telephone in which a majority of directors/committee members participated; and $651 for each Board of Directors/Committee meeting between fifteen minutes and one hour in length attended by telephone in which a majority of directors/committee members participated. Each quarter a retainer was paid to the Chairman of the Board in the amount of $11,043. Finally, each quarter the Board of Directors Committee Chairs received the following retainers: $4,135 for the Audit Committee Chair; $2,168 for the Compensation Committee Chair; and $2,168 for the Nominating and Governance Committee Chair.

We strive to promote an ownership mentality among key leadership and our Board of Directors. Our Corporate Governance Principles provide that it is the policy of the Board of Directors to encourage each director to maintain a stock ownership investment in the Company equal to the estimated cash compensation received by each such director for the first full year of service on the Board of Directors. As of November 17, 2014, all directors were in compliance with this policy. See the “Other Information – Beneficial Ownership” section of this Proxy Statement for information regarding the Company ownership interests of each member of our Board of Directors. The members of our Board of Directors receive regular grants of options and restricted stock. Options and restricted stock become exercisable in four equal installments (or three equal installments for restricted stock granted November 16, 2011) each year beginning on the first anniversary of the grant date.

Director Compensation Table for Fiscal Year 2014

The following table provides compensation information for the fiscal year ended September 28, 2014 for each non-employee member of our Board of Directors. The Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement contains compensation disclosure for Mr. Mackey and Mr. Robb, who are also executive officers of the Company. Neither Mr. Mackey nor Mr. Robb receives any compensation for serving as a member of the Board of Directors.

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
		(1)	(2)	(3)
Dr. John Elstrott	$132,060	$162,707	$153,160	$1,404	$449,331
Hass Hassan	87,888	162,707	153,160	1,404	405,159
Stephanie Kugelman	87,888	162,707	153,160	1,404	405,159
Jonathan Seiffer	85,954	162,707	153,160	1,191	403,012
Mo Siegel	96,560	162,707	153,160	1,404	413,831
Jonathan Sokoloff	80,155	162,707	153,160	1,191	397,213
Dr. Ralph Sorenson	95,909	162,707	153,160	1,404	413,180
Gabrielle Sulzberger	104,428	162,707	153,160	1,754	422,049
Kip Tindell	82,107	162,707	153,160	1,404	399,378

(1) Amounts represent the grant date fair value of stock awards granted in fiscal year 2014. See Note 12 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 28, 2014 regarding assumptions underlying the valuation of equity awards. The total number of shares granted to each specified director during fiscal year 2014 was 3,114. At fiscal year end the aggregate number of stock awards outstanding for each director was as follows: Dr. John Elstrott 4,394; Hass Hassan 4,394; Stephanie Kugelman 4,394; Jonathan Seiffer 4,014; Mo Siegel 4,394; Jonathan Sokoloff 4,014; Dr. Ralph Sorenson 4,394; Gabrielle Sulzberger 4,394; and Kip Tindell 4,394. Leonard Green & Partners, L.P. had 760 restricted shares outstanding which were granted in respect of Mr. Seiffer’s and Mr. Sokoloff’s service on our Board of Directors. These shares may be considered beneficially owned by Mr. Seiffer and Mr. Sokoloff.

(2) Amounts represent the aggregate grant date fair value of option awards granted in fiscal year 2014 (consisting of two awards valued at $124,477 and $28,683, respectively, per director). See Note 12 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 28, 2014 regarding assumptions underlying the valuation of equity awards. The total number of options granted to each specified director during fiscal year 2014 was 12,250. At fiscal year end the aggregate number of option awards outstanding for each director was as follows: Dr. John Elstrott 40,124; Hass Hassan 45,500; Stephanie Kugelman 45,500; Jonathan Seiffer 24,000; Mo Siegel 45,500; Jonathan Sokoloff 24,000; Dr. Ralph Sorenson 45,500; Gabrielle Sulzberger 45,500; and Kip Tindell 45,500. Leonard Green & Partners, L.P. had 18,000 options outstanding which were granted in respect of Mr. Seiffer’s and Mr. Sokoloff’s service on our Board of Directors. These options may be considered beneficially owned by Mr. Seiffer and Mr. Sokoloff.

(3) Amounts represent only dividends on restricted stock paid in fiscal year 2014 for all directors other than Gabrielle Sulzberger. For Ms. Sulzberger, the amount represents $1,404 in dividends on restricted stock paid in fiscal year 2014 and $350 in reimbursement payments for continuing board education. The Company’s policy with respect to continuing board education reimbursement is that, upon request from a director, the Company will reimburse the director for travel and meal expenses incurred during their travel for Company business, and for approved continuing board education, including related travel and meal expenses, up to $7,500 in any calendar year.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, shareholders have an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve on an advisory basis our fiscal year 2014 executive compensation programs and policies and the compensation paid to the named executive officers. At the Company’s 2011 Annual Meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on the compensation of our named executive officers every year. This non-binding, advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

As discussed in the following “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic team members who are enthusiastic about the Company’s mission and culture in order to achieve our corporate objectives and increase shareholder value.

This proposal allows our shareholders to express their opinions regarding the decisions of our Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide our Board of Directors and Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, the compensation tables and the related narrative discussion.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, and it will not create or imply any additional fiduciary duty on the part of the Board of Directors. The Compensation Committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following section explains our compensation programs, with an emphasis on the compensation of our seven executive officers, who we refer to as our “named executive officers”:
●	John Mackey and Walter Robb, our Co-Chief Executive Officers
●	A.C. Gallo, our President and Chief Operating Officer
●	Glenda Flanagan, our Executive Vice President and Chief Financial Officer
●	Jim Sud, our Executive Vice President of Growth and Business Development
●	David Lannon and Ken Meyer, our Executive Vice Presidents of Operations

Securities and Exchange Commission rules require us to disclose the compensation of our principal executive officers (John Mackey and Walter Robb), our principal financial officer (Glenda Flanagan) and the three most highly compensated executive officers other than the principal executive officers and principal financial officer. We have included an additional executive officer in order to present compensation information for all of our executive officers.

2014 Shareholder Advisory Vote on Executive Compensation

At our 2014 Annual Meeting, a substantial majority of our shareholders approved the compensation of our named executive officers, with 98% of the votes cast in favor of our executive compensation proposal. Our Compensation Committee took this strong approval into account as one of many factors it considered in connection with the discharge of its responsibilities. Our Compensation Committee did not implement changes to our executive compensation program for 2014 as a result of the vote, partly because it believed that the vote demonstrated that our shareholders support the overall design of the program.

Summary of Compensation Practices for Fiscal Year 2014

We continually evaluate our compensation practices to ensure that they help us to achieve our compensation goals and align with our core values. Set forth below are some examples of practices that demonstrate our commitment to our goals and values.

Compensation Practice	Explanation
Salary cap

As further described in the section entitled “Cash Compensation,” our compensation philosophy emphasizes internal pay equity. In this regard, we have generally limited the cash compensation of any team member (including our executive officers) to a certain multiple of the average annual wage of all full-time team members, with limited exceptions described below. For 2014, this multiple was 19 times the average annual wage.

Guideline on executive officers’ annual equity grants

As a guideline, we generally seek to limit the total number of shares issuable under our stock incentive plan to the 32 members of the Whole Foods Leadership Network (which includes our executive officers) to approximately 10% of all shares issuable under equity grants made to all team members in a fiscal year. This guideline is part of our internal pay equity considerations when we set executive compensation. Exceptions to this limit have been made in certain years, including fiscal year 2014.

Recoupment policy

We adopted a recoupment policy that applies to compensation paid in fiscal year 2014 and going forward. Under the policy, our Compensation Committee may seek to recoup from our current and former named executive officers any excess incentive based cash compensation awarded as a result of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws. Although we may need to revise our policy depending on the final recoupment rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we believe this policy is a good governance practice that would be beneficial for our Company even ahead of the final rules.

Benchmarking

While our Compensation Committee may review practices of other companies to have a point of reference when making compensation decisions, we do not “benchmark” our executive officers’ compensation so that it must equal a certain percentage of compensation awarded by other companies. We believe that such benchmarking has been a factor in the exponential growth in executive compensation that is common at other companies, and that it is not the best practice for our own Company’s stakeholders.

Pay equity among executive officers

Except as noted below, each of our executive officers generally receives the same base salary and annual bonus (before any reductions due to the salary cap) and the same size annual “leadership grant” of stock options, although we from time to time award additional equity grants which may vary in size among the executives. Our executive officers act as a team, and we believe this pay equity emphasizes their teamwork and is fair to them and our stakeholders. Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo any future bonus and stock option awards effective January 1, 2007.

Egalitarian welfare benefit structure with limited perquisites	Our executive officers generally receive the same benefits that other full-time team members receive, including a team member purchase discount card and health insurance.
No Section 280G tax gross ups	We do not provide Internal Revenue Code Section 280G “golden parachute” tax gross ups.
No new hedging or pledging arrangements by executive officers	Since January 2013, our insider trading policy has prohibited our executive officers (and other Section 16 insiders) from entering into any new hedging or pledging arrangements involving our stock.

Objectives of Our Compensation Programs

Our compensation and benefit programs reflect our philosophy of egalitarianism. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

The primary objective of our compensation programs, including our executive compensation program, is to attract and retain over the long term qualified and energetic team members who are enthusiastic about our mission and culture, providing them with sufficient income and other benefits to keep them focused on the Company as their employer. A further objective of our compensation programs is to reward each of our team members for their contribution to the Company. Finally, we endeavor to ensure that our compensation programs are perceived as fundamentally fair to all stakeholders.

Our Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for our seven executive officers.

Elements of Executive Compensation Program

The elements of our executive compensation program are similar to the elements used by many companies and are as follows:

1.	Cash Compensation – including base salary and bonus
2.	Equity Compensation – including stock option grants and, in some years, restricted share issuances
3.	Executive Retention Plan and Non-Compete Arrangement

The exact base pay, bonus formulas, equity grants, cash salary cap, and agreement terms are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining team members who may have other attractive employment opportunities. Other than benefit hours pool balances (described below), cash compensation generally is paid as earned.

Cash Compensation: What Our Compensation Program Is Designed to Reward

Annual executive officer cash compensation consists of a base salary component and the incentive component discussed below. Our cash compensation program is designed to reward teamwork and each team member’s contribution to the Company.

Our executive officers (other than Mr. Mackey, who voluntarily reduced his salary to $1 and elected to forgo future cash compensation and equity awards effective January 1, 2007) participate in our Bonus Plan. Under this plan, in measuring the executive officers’ contribution to the Company, our Compensation Committee considers numerous factors, including the Company’s growth and financial performance through reference to the metrics set forth below and general marketplace conditions. The Bonus Plan includes qualitative and quantitative components.

The qualitative bonus amount is determined at the end of each fiscal year by our Compensation Committee in its discretion, provided this amount is limited to no more than 30% of the applicable executive officer’s annual base salary. Historically, the committee has determined the quantitative and qualitative portions of the bonus for the executive officers as a group, and has not differentiated among the officers based on personal performance. In determining the qualitative bonus amount, our Compensation Committee attempts to reward specific accomplishments that are important to the long-term health of the Company. For example, the committee may consider subjective factors such as long-term strategy development, future company leader development, product differentiation plans, vendor relationships, and generally how smoothly the executive team is working together. Our Compensation Committee believes that such factors may not be reflected in a single year’s quantitative results. The qualitative portion of the Bonus Plan also may be used to recognize and reward the role of the executive officers in meeting other challenges that are not reflected in the quantitative bonus criteria, either because they are unanticipated or because they are due to general economic conditions. For example, if the Company’s results of operations were below expectations as a result of an unexpectedly weak U.S. economy, but the Company significantly outperformed most other food retailers and/or our own revised expectations due to the management team’s appropriate strategic adjustments, the quantitative bonus might not function as intended and therefore need to be adjusted to reward performance.

The following five quantitative bonus criteria were selected at the beginning of the fiscal year by the Compensation Committee in its discretion:

1.	Comparable store sales growth – the year-over-year sales growth at existing stores, calculated on a store-by-store basis. The sales of a store are deemed to be comparable commencing in the 53rd full week after the store opened or was acquired.
2.	Year-over-year improvement in earnings before interest, taxes and non-cash expenses (“EBITANCE”) – the year-over-year increase in earnings before interest, taxes and non-cash expenses. Non-cash expenses include depreciation, amortization, fixed asset impairment charges, non-cash share-based payment expenses, deferred rent and last-in, first-out (“LIFO”) charge.
3.	Return on invested capital (“ROIC”) – the result of dividing net income by average invested capital. Invested capital reflects an average of the trailing four quarters.
4.	Year-over-year improvement in Economic Value Added (“EVA”) – the year-over-year increase in net operating profits after taxes minus a charge on the cost of invested capital necessary to generate those profits.
5.	Positive free cash flow – the Company’s net cash provided by operating activities minus capital expenditures.

The list of 2014 criteria is different from the list of possible and actual criteria for 2013 in several respects:
●

For fiscal year 2013, the Compensation Committee selected six criteria from a list of thirteen possible criteria. For fiscal year 2014, the Compensation Committee eliminated eight possible criteria that had been included in the Bonus Plan since it was approved in 2009, seven of which had never been used. The reason for this elimination is that the Compensation Committee believed that the criteria it selected for fiscal year 2014 were the most useful measures of performance, and it did not believe that the eight eliminated criteria were necessary at that time.

●

A second change to the Bonus Plan criteria for fiscal year 2014 as compared to 2013 is that the Compensation Committee eliminated the metric of year-over-year improvement in average store development cost per square foot for fiscal year 2014. The required cash investment for new stores varies depending on the size of the store, geographic location, degree of landlord incentives and complexity of site development issues. To a significant degree, it also depends on how the project is structured, including costs for elements that often increase or decrease rent, e.g., lease acquisition costs, shell and/or garage costs, and landlord allowances. Because of these differences, the average development cost per square foot may vary significantly from project to project, and therefore, the Compensation Committee did not believe that year-over-year improvement in this metric was necessarily the desired result or the right goal for executive officers. The Compensation Committee believes that the ROIC metric used for fiscal year 2014 better reflects appropriate levels of capital investment in new stores.

●

A third change to the Bonus Plan criteria for 2014 as compared to 2013 is that the Compensation Committee selected ROIC rather than net operating profit after taxes (“NOPAT”) ROIC for fiscal year 2014. (NOPAT ROIC is the result of dividing NOPAT for the Company by total invested capital.) The Compensation Committee made this change because it believed that, with respect to this metric, the incentive bonus for executive officers should align with the way the Company reports ROIC in the quarterly and annual financial statements.

In selecting bonus criteria, associated amounts and weightings, the Compensation Committee attempts to determine which factors will better measure the executive officers’ performance, taking into consideration the Company’s current major goals and financial forecast, as well as general economic conditions. For example, if the Company were to dramatically increase its growth plan, positive free cash flow would be negatively impacted and the Compensation Committee might choose a different amount/weighting of this metric or choose a completely different metric. For fiscal year 2014, with regard to the selected criteria, the following formulas and relative weightings were also approved at the beginning of the fiscal year by the Compensation Committee:

1.	Comparable store sales growth	$5,000 is earned for every 10 basis points of improvement, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
2.	Year-over-year improvement in EBITANCE	For every dollar of results, $0.005 (or 0.50%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
3.	ROIC	$8,000 is earned for every 10 basis points of return, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
4.	Year-over-year improvement in EVA	For every dollar of results, $0.0175 (or 1.75%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
5.	Positive free cash flow	For every dollar of results, $0.0015 (or 0.15%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.

The weighting of positive free cash flow was increased to 20% from the 2013 level of 10% to account for the deletion of the year-over-year improvement in average store development cost per square foot metric. All criteria are adjusted for inflation. Comparable store sales growth, year-over-year improvement in EBITANCE, and year-over-year improvement in EVA were also adjusted in fiscal years 2012 and 2013 to be on a 52-week to 52-week basis. These incentive compensation elements are designed to be attainable and collectively intended to increase the executive’s overall compensation for a fiscal year. With regard to the performance criteria selected for fiscal year 2014, all performance criteria resulted in positive dollar amounts and were summed to determine the quantitative bonus amount. Had any of these performance criteria resulted in a neutral or negative dollar amount, such amount would not have been subtracted from or otherwise had any impact on the quantitative bonus amount. Stock price performance has not been a factor in determining annual cash compensation because the price of the Company’s common stock is subject to a variety of factors, many of which are outside the control of our executive officers.

Cash Compensation: How We Choose Amounts and/or Formulas for Each Element

Our Compensation Committee intends to set total executive cash compensation sufficiently high to attract and retain a strongly motivated leadership team, but not so high that it has a long-term negative impact on our other stakeholders. Each executive’s current and prior compensation is considered in setting future compensation. The incentive bonus is included in compensation to help align the financial incentives with the financial interests of our shareholders, primarily growth and return on invested capital. The criteria used to calculate the quantitative portion of the Bonus Plan were chosen because we believe they are currently the best objective measures of our overall financial performance. The smaller qualitative portion of the Bonus Plan was included to provide the committee with some level of planned discretion in granting executive bonuses.

We review the compensation practices of other companies generally to better understand the market and the spectrum of compensation philosophies and options across the United States. To some extent, our compensation plan is based on the market and companies against which we compete for team members, including executives, and we must remain competitive; however, our compensation philosophy emphasizes internal pay equity and fair treatment of all stakeholders.

We are committed to stakeholder equity as a principle. This principle has led us to generally limit the maximum cash compensation we pay team members in relation to any fiscal year, which we refer to as the “salary cap.” Cash payments, including base salary and amounts paid under our incentive compensation plan, fall within the scope of our salary cap.1

The salary cap is set each fiscal year by our Compensation Committee through use of a multiple of our full-time team members’ average annual wage. In reviewing the multiple for a fiscal year, our Compensation Committee looks to general marketplace conditions and the compensation levels it believes to be required to attract and retain outstanding team members. We have increased this multiple three times since the salary cap policy was first adopted approximately 28 years ago. Each of these increases was made to keep the compensation paid to our executives competitive in the marketplace. The following is the salary cap calculation for the past five fiscal years:

	Average	Average
Fiscal Year	Hourly Wage(1)	Annual Wage(2)	Multiple	Salary Cap
2014	$19.16	$39,853	19	$757,200
2013	18.89	39,289	19	746,500
2012	18.63	38,747	19	736,200
2011	18.24	37,947	19	721,000
2010	17.84	37,107	19	705,037

(1) Average Hourly Wage is the total cash compensation of all full-time team members in a fiscal year divided by the total hours worked by all such team members in that year.

(2) Average Annual Wage is the product of the Average Hourly Wage and 2,080 hours. The Company uses 2,080 hours in the calculation as it represents the product of 40 hours per week and a 52-week year.

____________________

1 Team members may take time off without pay in order to reduce their salary earned and increase the amount of bonus that can be paid within the cap. Additionally, any team member may elect to receive a cash payment in exchange for their unused paid time off at 75% of the value otherwise due, to which amount the salary cap does not apply. Employee benefits, equity awards and any other form of non-cash compensation, such as the 401(k) match, are not included in determining and applying the salary cap. The salary cap does not apply in the team member’s year of termination or retirement. In addition, the salary cap may not apply to compensation arrangements found in agreements related to change of control or termination of employment.

Equity Compensation: What Our Compensation Program Is Designed to Reward

As previously stated, stock price performance has not been a factor in determining annual cash compensation. However, because we believe a relationship exists between our stock price and our team members’ performance—through driving sales and improving earnings—our compensation program is designed to reward team members, including our executive officers, for positive stock price performance, through equity grants pursuant to our broad-based plan. We believe this strategy helps to more closely align the economic interest of our team members and our shareholders.

All of our full-time and part-time team members are eligible to receive stock options through annual leadership grants or through service hour grants once they have accumulated 6,000 service hours (approximately three years of full-time employment). We believe that stock options are a beneficial compensation tool because they link our team members’ interests with those of our shareholders, they are well suited to broad-based grants, they are easy to understand, and team members can control the timing of their taxable event. As of 2014 fiscal year end, approximately 94% of the equity awards granted under our stock plan since its inception in 1992 have been granted to team members who are not executive officers. Each of our executive officers (other than Mr. Mackey, who has voluntarily elected not to receive stock option grants) receives stock option grants under the Company’s stock incentive plan. Service hour grants are allocated to each eligible team member (including our executive officers) based on the proportion of their total accumulated service hours. With respect to annual leadership grants, our Compensation Committee provides a discretionary award of a similar number of options to each executive officer. From time to time, our Compensation Committee may determine that additional equity grants, including possible restricted share issuances, are warranted in order to reward exceptional performance, motivate future strong performance, retain valuable team members and keep the Company competitive.

Equity Compensation: How We Choose Amounts and/or Formulas for Each Element

Our Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation, and its allocation may change from year to year. In determining the amount of such awards, our Compensation Committee considers a number of factors, including historic practice such as the amount of prior grants, our recent performance, general market conditions, the need to retain and motivate team members, the pool of discretionary grants for all team members, and our philosophy of fairness to all stakeholders.

Our Compensation Committee intends to limit the number of shares granted to all team members in any one fiscal year so that annual earnings dilution from share-based payment expense will not exceed 10%. The Company’s actual dilution from share-based payment expense for each fiscal year since 2006 has been less than 10%.

Historically, as a guideline, our Compensation Committee has sought to limit the total number of shares issuable under equity grants to the 32 members of the Whole Foods Leadership Network (which we refer to as “WFLN”), which includes our named executive officers, to approximately 10% of all shares issuable under equity grants made to all team members in such fiscal year. The Company has followed this practice for each fiscal year, except 2010, 2013 and 2014, since WFLN was established more than a decade ago. The exception in fiscal year 2010 was primarily the result of our Compensation Committee’s decision to reward WFLN members’ extraordinary work and results in responding to the economic downturn of 2009. The exception in fiscal year 2013 was primarily due to replacement awards granted to Walter Robb and A.C. Gallo in connection with the rescission of awards originally granted to each of them in 2010. The exception in fiscal year 2014 was primarily due to our Compensation Committee’s decision to award special equity grants in February 2014, which are discussed in more detail below.

For fiscal year 2014, all equity grants were recommended by the executive team, and the final determination was made by our Compensation Committee after discussions among the executive team and the committee, taking into consideration: (1) our usual broad-based grants, (2) our recent positive performance, (3) the proportion of awards granted to WFLN, and (4) our stakeholder fairness philosophy, including the requirement to expense equity grants and our current intent to limit the number of shares granted in any one year so that annual earnings dilution from share-based payment expenses will not exceed 10%.

In each fiscal year, we establish a pool of grants based on prior year grants to all team members with a growth factor. We then estimate earnings dilution from share-based payment expense (to set the dilution guideline for our Compensation Committee) and determine the portion that should be granted to WFLN. As necessary, the Compensation Committee reviews whether or not circumstances exist that suggest a deviation from our general practices.

Subject to certain exceptions, we schedule equity grant dates well in advance of any actual grant. The grant date is established when our Compensation Committee approves the grant, and all key terms have been determined and are expected to be communicated to recipients within a relatively short period of time. The exercise price of each of our stock option grants is the market closing price on the grant date. Our general policy is for the primary annual grant to occur within two weeks after the official announcement of our second quarter results so that the stock option exercise price reflects a fully informed market price. At times we make grants that are in addition to the primary annual grant, including the February 2014 grants, which were approved by our Compensation Committee in December 2013 and granted when our trading window opened in February 2014. If at the time of any planned equity grant date any member of our Board of Directors or executive team is aware of material non-public information, we would not generally make the planned grant. In such event, as soon as practical after material information is made public, our Compensation Committee generally would have a special meeting and/or otherwise take all necessary steps to authorize the delayed grant. Executives are not treated differently from other team members in the grant process. Our Compensation Committee has delegated to our executive team the power to administer, subject to and within the limitations of the express provisions of our stock incentive plan, all aspects of outstanding and future grants of equity under the plan. This delegation, however, does not include the authority to (i) determine when and how each award will be granted; what type or combination of types of awards will be granted; the time or times when an award may be exercised; the number of shares with respect to which an award will be granted to each participant; the exercise price or the purchase price for shares under an award; or the terms, performance criteria or other similar conditions, vesting periods or any restrictions for an award or any restrictions on shares acquired pursuant to an award; (ii) change the name of participant for whose benefit an award is or will be granted under the plan; (iii) accelerate or defer the vesting of any rights under an award (except that such authority exists with respect to participants other than directors and executive officers); or (iv) amend any award agreement with respect to the foregoing provisions, other than to correct any defect, omission, or inconsistency in any award agreement granted to persons who are not executive officers.

On December 1, 2013, our Compensation Committee awarded special grants of stock options and restricted stock to our executive officers. Because our trading window was closed at the time, the committee determined that the grants would be made on February 14, 2014, when our trading window was open. One purpose of the grants was to reward the executives’ performance. The other purpose of the grants was to encourage continued stability on our leadership team, which the Compensation Committee believed would help our Company’s performance in future years. The committee also believed that these grants were tools that would create further long-term alignment between our executives and our shareholders.

Executive Retention Plan and Non-Compete Arrangement: What Our Compensation Program Is Designed to Reward

Through use of our Executive Retention Plan and Non-Compete Arrangement, we reward each executive’s long-term service with the Company and set forth the terms under which the Company and each executive, other than Mr. Mackey, may agree to protect our confidential information and market position after any such executive’s employment is terminated. Through this arrangement, we also encourage our executives’ continued services in the event a change in control becomes likely and/ or occurs.

We believe this arrangement will protect our market position by discouraging our executives’ seeking employment with our competitors and by protecting our confidential information. In the case of a change of control, we believe the arrangement strikes a balance between incentive and executive retention without providing the benefits to an executive who continues to be employed by an acquiring company.

Executive Retention Plan and Non-Compete Arrangement: How We Choose Amounts and/or Formulas for Each Element

The elements of this arrangement were determined by generally studying the compensation arrangements of other companies within the United States, specifically non-compete agreements and change-of-control agreements. In applying these types of arrangements to the Company, our Compensation Committee considered the need to protect our strong market position, our current compensation programs and the need to motivate compliance with the arrangement through sufficiently high payments.

This arrangement is discussed in detail under the “Potential Payments on Termination/Change of Control – 2010 Executive Retention Plan and Non-Compete Arrangement” section of this Proxy Statement.

Tax and Certain Other Factors Considered by the Compensation Committee

In structuring our compensation programs, we take into account Internal Revenue Code Section 162(m). Under Internal Revenue Code Section 162(m), a limitation is placed on tax deductions of any publicly held corporation for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Although our salary cap usually causes non-performance-based compensation to be below the $1,000,000 threshold, in certain years our executives may have compensation which results in non-deductibility under Internal Revenue Code Section 162(m).

Regarding most compensation matters, including the form and amount of executive and director compensation, our executive team provides recommendations to our Compensation Committee. These recommendations include recommendations with respect to changes to executive team salaries, changes to the bonus plan, annual stock option grants, restricted stock grants, discretionary bonuses, other incentive awards and the fees paid to directors. Our Compensation Committee considers a number of factors in establishing executive compensation, including executive team recommendations, general marketplace conditions and the Company’s growth and financial performance. However, the committee does not delegate any of its functions to others in setting compensation.

Neither our Compensation Committee nor Company management engaged any outside consultants regarding fiscal year 2014 executive compensation.

Review of 2014 Compensation

John Mackey

Effective January 1, 2007, John Mackey, our Co-Chief Executive Officer, voluntarily reduced his salary to $1 and elected to forgo any future bonus and equity awards. In 2013, Mr. Mackey extended this election so that he would accrue no additional paid time off. For fiscal year 2014, Mr. Mackey earned $1 in base salary. Mr. Mackey will continue to receive the same non-cash benefits that other full-time team members receive, including a team member purchase discount card and health insurance.

Members of the Executive Team Other Than John Mackey

Cash compensation. For fiscal year 2014, the Compensation Committee increased the salary of each of our named executive officers, other than Mr. Mackey, to $472,350. For each member of the executive team other than Mr. Mackey, the quantitative portion of the bonus was calculated to be $532,870 for fiscal year 2014. Additionally, the Compensation Committee awarded each of the members of the executive team, other than Mr. Mackey, the maximum qualitative bonus of $141,700 (approximately 30% of their annualized salary rate) in recognition of and appreciation for their performance during fiscal year 2014; however, the actual amount paid to these executive officers under the Bonus Plan was limited by the salary cap. The salary cap caused our executive officers other than Mr. Mackey to forfeit $389,720 in cash compensation that they otherwise earned. Each member of the executive team, other than Mr. Mackey and Mr. Sud, also received a matching contribution to his or her 401(k) plan in the amount of $160, which is calculated according to a formula consistent with the matching contribution available to all participating team members.

Benefit hours. Our executive officers, other than Mr. Mackey, received additional compensation during the fiscal year in relation to their benefit hours in the following amounts: Mr. Robb received $16,986; Mr. Gallo received $65,616; Ms. Flanagan received $64,717; Mr. Sud received $31,347; Mr. Lannon received $56,336; and Mr. Meyer received $35,747.

Equity incentives. Each of our executive officers, other than Mr. Mackey, received a leadership grant of stock options to purchase 4,500 shares in connection with our annual grant process on May 16, 2014. Also in connection with our annual grant process, our executives other than Mr. Mackey received a grant of options on May 16, 2014 based on his or her years of service with the Company in the following amounts: Mr. Robb received options to purchase 249 shares; Mr. Gallo received options to purchase 222 shares; Ms. Flanagan received options to purchase 246 shares; Mr. Sud received options to purchase 198 shares; Mr. Lannon received options to purchase 229 shares; and Mr. Meyer received options to purchase 175 shares. In addition to the annual grant of stock options, on February 14, 2014, our executive officers received special stock option and restricted stock grants in the following amounts: Mr. Robb and Mr. Gallo received 19,139 restricted shares and options to purchase 50,000 shares; and our other executive officers, other than Mr. Mackey, received 9,570 restricted shares and options to purchase 35,000 shares.

Compensation Committee Report

The following Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities

Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

We have reviewed and discussed with management the forgoing Compensation Discussion and Analysis to be included in this Proxy Statement for the Company’s 2015 Annual Meeting of Shareholders, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

Compensation Committee

Mo Siegel (Chair)
Jonathan Sokoloff
Dr. Ralph Sorenson
Gabrielle Sulzberger

Summary Compensation Table for Fiscal Year 2014

The following table includes information concerning compensation for the one-year periods ended September 28, 2014, September 29, 2013 and September 30, 2012 in reference to our named executive officers. Cash compensation received by the named executive officer is found in the Salary, Bonus or Non-Equity Incentive Plan Compensation columns of this table. Except for cash payments in exchange for unused paid time off, if any, total cash compensation received for each named executive officer in relation to each fiscal year is limited to the Company’s salary cap for such fiscal year. For fiscal years 2014, 2013 and 2012, the salary cap was $757,200, $746,500 and $736,200, respectively.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Fiscal Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
	(1)(2)	(3)(4)	(5)	(5)	(6)(7)(8)	(9)
John Mackey – Co-Chief Executive Officer
2014	$1	$—	$—	$—	$—	$—	$1
2013	1	—	—	—	—	—	1
2012	1	—	—	—	—	69,018	69,019
Walter Robb – Co-Chief Executive Officer
2014	472,350	59,840	1,000,013	968,161	225,010	38,207	2,763,581
2013	458,600	45,200	1,520,426	898,632	242,700	74,342	3,239,900
2012	453,807	37,426	—	467,020	244,967	64,398	1,267,618
A.C. Gallo – President and Chief Operating Officer
2014	472,350	59,840	1,000,013	967,817	225,010	87,021	2,812,051
2013	458,600	45,200	1,537,414	895,230	242,700	69,394	3,248,538
2012	453,807	37,426	—	467,728	244,967	63,045	1,266,973
Glenda Flanagan – Executive Vice President and Chief Financial Officer
2014	472,350	59,840	500,033	695,837	225,010	67,174	2,020,244
2013	458,600	45,200	—	413,172	242,700	19,091	1,178,763
2012	443,532	38,788	—	467,085	253,880	77,515	1,280,800
Jim Sud – Executive Vice President of Growth and Business Development
2014	472,350	59,840	500,033	695,225	225,010	33,644	1,986,102
2013	458,600	45,200	—	412,277	242,700	58,051	1,216,828
2012	453,807	37,426	—	465,412	244,967	58,270	1,259,882
David Lannon – Executive Vice President of Operations
2014	472,350	59,840	500,033	695,620	225,010	58,793	2,011,646
2013	458,600	45,200	—	413,628	242,700	68,876	1,229,004
2012	435,659	39,831	—	955,803	260,710	76,224	1,768,227
Ken Meyer – Executive Vice President of Operations
2014	472,350	59,840	500,033	694,932	225,010	38,204	1,990,369
2013	458,600	45,200	—	412,698	242,700	57,187	1,216,385
2012	430,519	40,512	—	954,098	265,169	89,637	1,779,935

(1) Amounts shown in the Salary column of this table for fiscal year 2014 reflect each named executive officer’s annual rate of pay.

(2) Effective January 1, 2007, Mr. Mackey voluntarily reduced his annual salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards. In 2013, Mr. Mackey extended this election so that he would accrue no additional paid time off.

(3) Under the Bonus Plan for named executive officers, excluding Mr. Mackey, and subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the qualitative portion of the Bonus Plan compensation is disclosed in this column (See the Non-Equity Incentive Plan Compensation column of this table for additional compensation under the quantitative portion of the Bonus Plan).

(4) For fiscal year 2014, the Compensation Committee awarded the maximum qualitative bonus of $141,700 (approximately 30% of the annual base salary) in recognition of and appreciation for the performance of the executive team during fiscal year 2014. The quantitative portion of the Bonus Plan award was calculated to be $532,870 for fiscal year 2014. The total of these two amounts is $674,570. The amounts shown in the table as paid were calculated by multiplying approximately 21% (the ratio of the $141,700 qualitative award amount to the total Bonus Plan award amount of $674,570) times the average actual total cash paid under the Bonus Plan after the application of the salary cap for Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyer.

(5) Amounts represent grant date fair value. See Note 12 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 28, 2014 regarding assumptions underlying the valuation of equity awards. The 2013 stock award amount for Mr. Robb was inadvertently reported for Mr. Gallo (and vice versa) in the Company’s last Proxy Statement, causing the stock award value to be $16,988 too high for Mr. Robb and $16,988 too low for Mr. Gallo. Those amounts have been corrected in the Summary Compensation Table of this Proxy Statement.

(6) Under the Bonus Plan for named executive officers, excluding Mr. Mackey, and subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the quantitative portion of the Bonus Plan compensation is disclosed in this column (See the Bonus column of this table for additional compensation under the qualitative portion of the Bonus Plan).

(7) The amount shown in this column for each named executive officer, other than Mr. Mackey, is the total amount paid under the Bonus Plan, less the amount disclosed in the Bonus column of this table.

(8) For fiscal year 2014, the quantitative portion of the Bonus Plan was calculated to be $532,870. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $141,700 (approximately 30% of the annual salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2014. The total of these two amounts is $674,570. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the Bonus Plan (See the Bonus column of this table) and after the application of the salary cap for Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyer.

(9) The amounts in this column related to benefit hours accumulated by the executive during the fiscal year (see the Registrant Contributions in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table); 401(k) match payments, which are available to all team members; and, in fiscal years 2013 and 2014, dividends on restricted stock paid in the fiscal year. For fiscal year 2014, the amounts in this column represent (i) dividends on restricted stock paid in the fiscal year in the following amounts: $21,061 for Mr. Robb, $21,245 for Mr. Gallo and $2,297 for each of Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyer; (ii) benefit hours accumulated by the executive during the fiscal year in the following amounts: $16,986 for Mr. Robb, $65,616 for Mr. Gallo, $64,717 for Ms. Flanagan, $31,347 for Mr. Sud, $56,336 for Mr. Lannon and $35,747 for Mr. Meyer; and (iii) $160 in 401(k) match payments for each executive other than Mr. Mackey and Mr. Sud. The 2013 amount for Mr. Robb and Mr. Gallo includes $7,160 and $7,240, respectively, in dividends on restricted stock paid in fiscal year 2013 that were inadvertently omitted from the Company’s last Proxy Statement.

Grants of Plan-Based Awards for Fiscal Year 2014

						All Other
		Estimated Future Payouts Under			All Other	Option Awards:		Grant Date Fair
		Non-Equity Incentive Plan Awards			Stock Awards:	Number of	Exercise or	Value
					Number of	Securities	Base Price	of Stock
	Grant				Shares of Stock	Underlying	of Option	and Option
Name	Date	Threshold	Target	Maximum	or Units	Options	Awards	Awards
			(2)		(3)	(4)		(5)
John Mackey (1)			$—		—	—	$—	$—
Walter Robb			284,850
	2/14/14					50,000	52.25	907,620
	2/14/14				19,139			1,000,013
	5/16/14					4,500	37.91	57,367
	5/16/14					249	37.91	3,174
A.C. Gallo			284,850
	2/14/14					50,000	52.25	907,620
	2/14/14				19,139			1,000,013
	5/16/14					4,500	37.91	57,367
	5/16/14					222	37.91	2,830
Glenda Flanagan			284,850
	2/14/14					35,000	52.25	635,334
	2/14/14				9,570			500,033
	5/16/14					4,500	37.91	57,367
	5/16/14					246	37.91	3,136
Jim Sud			284,850
	2/14/14					35,000	52.25	635,334
	2/14/14				9,570			500,033
	5/16/14					4,500	37.91	57,367
	5/16/14					198	37.91	2,524
David Lannon			284,850
	2/14/14					35,000	52.25	635,334
	2/14/14				9,570			500,033
	5/16/14					4,500	37.91	57,367
	5/16/14					229	37.91	2,919
Ken Meyer			284,850
	2/14/14					35,000	52.25	635,334
	2/14/14				9,570			500,033
	5/16/14					4,500	37.91	57,367
	5/16/14					175	37.91	2,231

(1) Effective January 1, 2007, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards.

(2) The Bonus Plan has a qualitative discretionary component (See the Bonus column of the Summary Compensation Table) and a quantitative component which is described here. The quantitative component of the Bonus Plan does not provide for threshold or maximum payment amounts, except that the payment may be limited due to the salary cap. Specified targets under the quantitative portion of the Bonus Plan are described above under the heading “Cash Compensation: What Our Compensation Program Is Designed to Reward.” Other than for Mr. Mackey, the amount disclosed as each named executive officer’s “target” under the quantitative portion of the Bonus Plan for fiscal year 2014 is a representative amount. This disclosed figure was determined by calculating the difference between their base salary and the salary cap. Each named executive officer’s compensation under the Bonus Plan for fiscal year 2014 is subject, together with base salary, to the salary cap described in the “Compensation Discussion and Analysis” section above.

(3) The restricted stock vests in four equal installments each year beginning on the first anniversary of the grant date.

(4) Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date.

(5) See Note 12 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 28, 2014 regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards Value at Fiscal Year-End 2014

The following table includes certain information with respect to the value of all restricted stock and unexercised options previously awarded to the named executive officers as of the fiscal year ended September 28, 2014. The number of restricted stock and options held at September 28, 2014 includes restricted stock and options granted under the Whole Foods Market, Inc. 2009 Stock Incentive Plan, which is a consolidation, amendment and restatement of the Whole Foods Market, Inc. Stock Incentive Plan for team members and the Whole Foods Market, Inc. Amended and Restated Stock Option Plan for Outside Directors.

		Option Awards					Stock Awards
		Number of Securities
		Underlying Unexercised					Shares or Units of Stock
		Options					That Have Not Vested
					Option
				Option	Expiration			Market
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Date		Number	Value
			(1)				(2)
John Mackey		—	—	$—			—	$—
Walter Robb	5/14/2010	8,330	—	20.42	5/14/2017
	5/13/2011	7,082	2,360	31.25	5/13/2018
	2/10/2012	10,000	10,000	40.81	2/10/2019
	5/11/2012	4,684	4,684	44.27	5/11/2019
	12/4/2012	5,000	15,000	46.04	12/4/2019
	2/21/2013	—	31,600	42.47	2/21/2020		35,800	1,348,586
	5/14/2010	67,500	15,200	20.42	5/14/2020	(3)
	5/31/2013	1,174	3,520	51.86	5/31/2020
	2/14/2014	—	50,000	52.25	2/14/2021		19,139	720,966
	5/16/2014	—	4,749	37.91	5/16/2021
A.C. Gallo	5/14/2010	2,244	—	20.42	5/14/2017
	5/13/2011	7,044	2,348	31.25	5/13/2018
	2/10/2012	10,000	10,000	40.81	2/10/2019
	5/11/2012	4,708	4,704	44.27	5/11/2019
	12/4/2012	5,000	15,000	46.04	12/4/2019
	2/21/2013	—	31,800	42.47	2/21/2020		36,200	1,363,654
	5/14/2010	47,500	14,554	20.42	5/14/2020	(3)
	5/31/2013	1,179	3,535	51.86	5/31/2020
	2/14/2014	—	50,000	52.25	2/14/2021		19,139	720,966
	5/16/2014	—	4,722	37.91	5/16/2021
Glenda Flanagan	5/14/2010	8,842	—	20.42	5/14/2017
	5/13/2011	7,088	2,362	31.25	5/13/2018
	2/10/2012	10,000	10,000	40.81	2/10/2019
	5/11/2012	4,688	4,684	44.27	5/11/2019
	12/4/2012	5,000	15,000	46.04	12/4/2019
	5/14/2010	22,500	27,500	20.42	5/14/2020
	5/31/2013	1,174	3,520	51.86	5/31/2020
	2/14/2014	—	35,000	52.25	2/14/2021		9,570	360,502
	5/16/2014	—	4,746	37.91	5/16/2021
Jim Sud	5/14/2010	2,232	—	20.42	5/14/2017
	5/13/2011	7,008	2,334	31.25	5/13/2018
	2/10/2012	10,000	10,000	40.81	2/10/2019
	5/11/2012	4,636	4,632	44.27	5/11/2019
	12/4/2012	5,000	15,000	46.04	12/4/2019
	5/14/2010	15,500	27,500	20.42	5/14/2020
	5/31/2013	1,161	3,482	51.86	5/31/2020
	2/14/2014	—	35,000	52.25	2/14/2021		9,570	360,502
	5/16/2014	—	4,698	37.91	5/16/2021

David Lannon	5/14/2010	2,346	—	20.42	5/14/2017
	5/13/2011	2,352	2,350	31.25	5/13/2018
	5/11/2012	29,712	29,710	44.27	5/11/2019
	12/4/2012	5,000	15,000	46.04	12/4/2019
	5/14/2010	2,200	11,000	20.42	5/14/2020
	5/31/2013	1,180	3,540	51.86	5/31/2020
	2/14/2014	—	35,000	52.25	2/14/2021	9,570	360,502
	5/16/2014	—	4,729	37.91	5/16/2021
Ken Meyer	5/14/2010	2,320	—	20.42	5/14/2017
	5/13/2011	6,972	2,324	31.25	5/13/2018
	5/11/2012	29,660	29,656	44.27	5/11/2019
	12/4/2012	5,000	15,000	46.04	12/4/2019
	5/14/2010	9,000	11,000	20.42	5/14/2020
	5/31/2013	1,167	3,500	51.86	5/31/2020
	2/14/2014	—	35,000	52.25	2/14/2021	9,570	360,502
	5/16/2014	—	4,675	37.91	5/16/2021

(1) Other than grants made on May 14, 2010 that expire in 2020 and the grants made on February 21, 2013, options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. Grants made on May 14, 2010 that expire in 2020 become exercisable in nine equal installments each year beginning on the first anniversary of the grant date. The February 21, 2013 grant to Mr. Robb becomes exercisable as follows: the options become exercisable with respect to 650 shares on the second anniversary of the date of grant; 7,738 shares on each of third, fourth and fifth anniversaries of the date of grant; and 7,736 shares on the sixth anniversary of the date of grant. The February 21, 2013 grant to Mr. Gallo becomes exercisable as follows: the options become exercisable with respect to 850 shares on the second anniversary of the date of grant; 7,738 shares on each of third, fourth and fifth anniversaries of the date of grant; and 7,736 shares on the sixth anniversary of the date of grant.

(2) Other than with respect to the February 21, 2013 grant to Mr. Robb and Mr. Gallo, restricted stock vests in four equal installments each year beginning on the first anniversary of the grant date. Mr. Robb’s February 21, 2013 restricted stock grant vests as follows: 650 shares vest on the second anniversary of the date of grant; 8,788 shares vest on each of the third, fourth and fifth anniversaries of the date of grant; and 8,786 shares vest on the sixth anniversary of the date of grant. Mr. Gallo’s February 21, 2013 restricted stock grant vests as follows: 1,050 shares vest on the second anniversary of the date of grant; 8,788 shares vest on each of the third, fourth and fifth anniversaries of the date of grant; and 8,786 shares vest on the sixth anniversary of the date of grant.

(3) In February 2013 Mr. Robb and Mr. Gallo rescinded a portion of these options in the following amounts: options with respect to 67,300 shares for Mr. Robb and options with respect to 67,946 shares for Mr. Gallo. The rescinded portions are not included in the amounts shown in the table.

Option Exercises and Stock Vested for Fiscal Year 2014

The following table includes certain information with respect to the options exercised by the named executive officers and restricted stock awards vesting during the fiscal year ended September 28, 2014.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
(1)
John Mackey	—	$—	—	$—
Walter Robb	—	—	—	—
A.C. Gallo	20,000	735,100	—	—
Glenda Flanagan	—	—	—	—
Jim Sud	4,000	153,885	—	—
David Lannon	4,704	112,675	—	—
Ken Meyer	—	—	—	—

(1) Value Realized on Exercise is calculated as the difference between the total fair market value of the shares on the date of exercise (using the closing market price on the exercise date), less the total option price paid for the shares, regardless of whether or not the shares were sold on the date of exercise, sold subsequently, or held.

Non-Qualified Deferred Compensation for Fiscal Year 2014

The table below provides information concerning the benefit hours related to accrued paid vacation and other personal time for each of our named executive officers during the fiscal year ended September 28, 2014.

Upon termination of employment, all team members are entitled to receive a lump sum payment for unused benefit hours, and in such year of termination of employment, total cash compensation received may be in excess of the salary cap. If a termination of employment had occurred as of September 28, 2014, in addition to other benefits discussed herein, each executive would have been entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End column of this table.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
		(1)		(2)	(3)
John Mackey	$—	$—	$—	$—	$456,269
Walter Robb	—	16,986	—	—	613,836
A.C. Gallo	—	65,616	—	—	489,379
Glenda Flanagan	—	64,717	—	—	587,255
Jim Sud	—	31,347	—	—	319,470
David Lannon	—	56,336	—	—	299,305
Ken Meyer	—	35,747	—	—	288,840

(1) Reflects the net increase in amount from last fiscal year, including: (a) any paid time off hours earned this year in excess of hours used; and (b) any increase in executives’ rates of pay during the fiscal year applied to paid time off hours earned but not yet used from prior years. Amounts reported in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(2) Reflects the net decrease from last fiscal year in paid time off used in excess of hours earned.

(3) Amounts are calculated using paid time off hours earned at the executives’ 2014 rate of pay of $227.09 per hour ($214.06 per hour for Mr. Mackey, who in fiscal year 2013 elected to accrue no additional paid time off), rounded to the nearest hour, as follows: Mr. Mackey 2,132 paid time off hours; Mr. Robb 2,703 hours; Mr. Gallo 2,155 hours; Ms. Flanagan 2,586 hours;

Mr. Sud 1,407 hours; Mr. Lannon 1,318 hours; and Mr. Meyer 1,272 hours. Amounts in this column were also reported in the “All Other Compensation” column of the Summary Compensation Table in previous fiscal years.

Potential Payments on Termination/Change of Control

2010 Executive Retention Plan and Non-Compete Arrangement

During fiscal year 2010, the Company entered into agreements pursuant to our Executive Retention Plan (which we refer to as the “Plan”) with Mr. Robb, Mr. Gallo, Ms. Flanagan, Mr. Sud, Mr. Lannon and Mr. Meyer. In keeping with his voluntary decision to reduce his annual salary to $1 and forgo earning any future cash compensation, stock awards and options awards, John Mackey, Co-Chief Executive Officer, opted not to execute such agreement.

Non-Compete and Non-Solicitation Portion of Arrangement

Pursuant to these agreements, if at any time one of the above-named executive’s employment is terminated other than for “cause” (as defined in the Plan) and if within 45 days of such termination, the named executive signs a release and continues compliance with the confidentiality, non-compete, non-solicitation, non-disparagement and other restrictions of the Plan, then the named executive will receive the following from the Company:

●	up to a designated amount, for a maximum of five years, paid in equal semiannual installments;
●

all stock options will vest and become immediately exercisable and remain exercisable until the earlier of the fifth anniversary of termination or the original expiration date of the stock option and all restricted stock will vest; and

●	reimbursement by the Company of COBRA premiums paid by the named executive.

The confidentiality and non-disparagement restrictions are of unlimited duration. The non-compete and non-solicitation restrictions apply for a period of five years following the termination of the named executive’s employment.

If one of the above-named executive’s (other than Walter Robb) employment is voluntarily terminated by such person for a reason other than a “good reason” (as defined in the Plan), “disability” (as defined in the Plan) or death, the benefits described in the bullets above shall not be paid, but instead are subject to future negotiation between either one of the two Co-Chief Executive Officers of the Company and the named executive except as follows. In the event either of the two Co-Chief Executive Officers of the Company are involuntarily terminated or if both of the Co-Chief Executive Officers die and/or otherwise terminate employment with the Company within 45 days of each other and the named executive subsequently terminates employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the semiannual non-compete payment shall not exceed $800,000 for A.C. Gallo, nor $600,000 for Glenda Flanagan or Jim Sud, nor $400,000 for David Lannon or Ken Meyer, adjusted to reflect the increase, if any, in the Consumer Price Index. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following dates, the amount of the semiannual non-compete payment negotiated shall not be less than the specified percentage of the maximum amount set forth in the preceding sentence: as of October 1, 2012, 20%; as of October 1, 2013, 40%; as of October 1, 2014, 60%; as of October 1, 2015, 80%; and as of October 1, 2016, 100%.

If Walter Robb’s employment is voluntarily terminated by him for a reason other than a good reason, disability or death, the benefits described in the bullets above shall not be paid, but instead are subject to future negotiation between him and the other Co-Chief Executive Officer of the Company except as follows. In the event that John Mackey dies or terminates employment with the Company for any reason and Walter Robb subsequently terminates his employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the semiannual non-compete payment, if any, shall not exceed $800,000 for Walter Robb, adjusted to reflect the increase, if any, in the Consumer Price Index. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following dates, the amount of the semiannual non-compete payment negotiated shall not be less than the specified percentage of the maximum amount set forth in the preceding sentence: as of October 1, 2012, 20%; as of October 1, 2013, 40%; as of October 1, 2014, 60%; as of October 1, 2015, 80%; and as of October 1, 2016, 100%.

If a termination of the executive’s employment, not by the executive and other than for cause, had occurred as of September 28, 2014, and if the executive elected to comply with non-compete and other material provisions, we estimate the value of the benefits described above would have been as follows:

				Monthly
	Semiannual	Accelerated	Accelerated	Reimbursement
	Payment	Vesting of Stock	Vesting of	of COBRA
Named Executive Officer	Amount	Options	Restricted Stock	Premiums
	(1)	(2)	(3)	(4)
Walter Robb	$800,000	$277,351	$2,069,522	$272
A.C. Gallo	800,000	266,131	2,084,620	971
Glenda Flanagan	600,000	489,539	360,502	231
Jim Sud	600,000	489,359	360,502	741
David Lannon	400,000	204,837	360,502	1,105
Ken Meyer	400,000	204,670	360,502	1,105

(1) Paid in equal semiannual installments for a maximum of five years, subject to executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire five-year period, the total amount payable would be: $8,000,000 for Mr. Robb; $8,000,000 for Mr. Gallo; $6,000,000 for Ms. Flanagan; $6,000,000 for Mr. Sud; $4,000,000 for Mr. Lannon; and $4,000,000 for Mr. Meyer. The executives would receive an additional semi annual payment reflecting the increase in the Consumer Price Index between the date of the executive’s agreement under the Plan and his or her termination date. For a September 28, 2014 termination date, each additional semi annual payment would range in amount from $13,989 to $27,977.

(2) Reflects the value of options that would accelerate and vest based upon the Company’s stock price on the last trading day of the fiscal year of $37.67 minus the exercise price of such options.

(3) Reflects the value of restricted stock that would accelerate and vest based upon the Company’s stock price on the last trading day of the fiscal year of $37.67.

(4) Paid monthly for a maximum of 18 months, subject to the executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire 18-month period, the total amount payable would be: $4,896 for Mr. Robb; $17,478 for Mr. Gallo; $4,158 for Ms. Flanagan; $13,338 for Mr. Sud; $19,890 for Mr. Lannon; and $19,890 for Mr. Meyer.

Change of Control Portion of Arrangement

These agreements also provide that for the two-year period following a change of control:

●

the named executives’ annual base salary will be at least equal to 26 times the highest bi-weekly base salary rate applicable to the named executive in the one-year period immediately preceding the month in which the change of control occurs;

●

the named executive’s annual bonus will be calculated according to the formula used to calculate the named executive’s last annual bonus paid prior to the change of control (unless any comparable bonus under the Company’s successor plan would result in a higher payment to the named executive);

●

the named executive will be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to similarly titled persons of the Company or affiliated companies, in each case not less favorable, in the aggregate, than the most favorable of those provided by the Company and affiliated companies for such persons under such plans, practices, policies and programs as in effect prior to the change of control or, if more favorable, those provided generally at any time after the date of the change of control;

●

the named executive will be eligible to participate in the Company’s medical, dental, disability, life and other insurance programs, in each case not less favorable, in the aggregate, than the most favorable of those provided by the Company and affiliated companies for such persons under such programs as in effect prior to the change of control or, if more favorable, those provided generally at any time after the date of the change of control; and

●

the named executive will receive certain other benefits consistent with those provided prior to the change of control or, if more favorable, such benefits as provided generally at any time after the date of the change of control.

If a change of control had occurred as of September 28, 2014 and the executives continued in the employ of the Company for the two-year period, we estimate the value of the benefits described above would have been as follows:

			Participation in	Participation in
			Incentive and	Insurance
Named Executive Officer	Salary	Bonus	Retirement Plans	Programs	Other Benefits
	(1)	(2)			(3)
Walter Robb	$944,700	$569,700	$—	$6,637	$5,940
A.C. Gallo	944,700	569,700	—	27,402	5,940
Glenda Flanagan	944,700	569,700	—	5,548	5,940
Jim Sud	944,700	569,700	—	17,476	5,940
David Lannon	944,700	569,700	—	31,608	5,940
Ken Meyer	944,700	569,700	—	31,608	5,940

(1) Calculated as two times the current base salary.

(2) Calculated as approximately two times the bonus amount payable under the Bonus Plan for fiscal year 2014, starting with the salary cap and deducting the fiscal year 2014 base salary amount.

(3) Figure represents an estimate of certain other benefits that might be provided after the date of the change of control.

In addition, during such two-year period, if a named executive officer is terminated other than for cause or if a named executive officer voluntarily terminates employment with good reason (collectively an “involuntary termination”) or dies, then the named executive officer or his or her estate or beneficiaries, as applicable, will be entitled to receive from the Company a lump sum amount equal to three times the sum of (a) the executive’s annual base salary and (b) the average of the last three bonuses paid to the executive. If a change of control and involuntary termination or death of the named executive officers had occurred as of September 28, 2014, we estimate the value of this lump sum amount would have been as follows:

Lump Sum
Severance
Named Executive Officer	Payment
(1)
Walter Robb	$2,280,800
A.C. Gallo	2,280,800
Glenda Flanagan	2,280,800
Jim Sud	2,280,800
David Lannon	2,280,800
Ken Meyer	2,280,800

(1) Payment is based on three times the sum of (a) the named executive’s annual base salary and (b) the average of the last three bonuses paid to the executive calculated by starting with the applicable salary cap in each year and deducting the executive’s annual base salary for the year.

In addition to the payments above, each of the named executive officers is entitled to a payout of his or her balance found in the Non-Qualified Deferred Compensation table in the Aggregate Balance at Last Fiscal Year End column.

1991 Retention Agreement

In 1991, the Company entered into a retention agreement with Mr. Mackey. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause, after a “Triggering Event.” A Triggering Event includes (1) a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or (2) the sale of all or substantially all of the Company’s assets. The benefits to be received by Mr. Mackey if his employment is terminated after a Triggering Event occurs include: receipt of a lump sum severance payment equal to the executive’s then-current annual salary and prior year’s bonus; continuation of life, health and disability benefits for one year after the termination of employment; and the immediate vesting of any outstanding stock options granted to such executive officer with up to six months to exercise.

If a Triggering Event and an involuntary termination of employment other than for cause had occurred as of September 28, 2014, we estimate the value of the benefits under the Retention Agreement would have been as follows:

	Lump Sum	Continuation of	Accelerated
	Severance	Insurance	Vesting of Stock
Named Executive Officer	Payment	Benefit	Options
(1)
John Mackey	$1	$7,767	$—

(1) Payment based on Mr. Mackey’s fiscal year 2014 salary of $1 plus receipt of no bonus under the Bonus Plan.

In addition to the payments above, Mr. Mackey is entitled to a payout of his balance found in the Non-Qualified Deferred Compensation table in the Aggregate Balance at Last Fiscal Year End column.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent auditor for fiscal year 2015. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young will be present at the 2015 Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they so desire, and will be available to respond to appropriate questions.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2015.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Independent Public Accountants

Ernst & Young LLP has served as our independent auditor since April 2001. Ernst & Young has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 28, 2014. Our Audit Committee has appointed Ernst & Young as our independent auditor for fiscal year 2015.

The following table presents aggregate fees billed to the Company for services rendered by Ernst & Young for fiscal years ended September 28, 2014 and September 29, 2013 (in thousands):

	2014	2013
Audit fees	$1,600	$1,610
Audit-related fees	—	—
Tax fees	—	—
All other fees	51	—
Total	$1,651	$1,610

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees
In fiscal years 2014 and 2013, audit fees consist of fees paid for the annual audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and of the Company’s internal control over financial reporting, review of the Company’s consolidated financial statements included in the quarterly reports on Form 10-Q, and consents and review of other documents filed with the Securities and Exchange Commission.

Audit-Related Fees
We did not engage Ernst & Young for audit-related services in fiscal year 2014 or 2013.

Tax Fees
We did not engage Ernst & Young for tax compliance matters in fiscal year 2014 or 2013.

All Other Fees
All other fees in fiscal year 2014 consist of fees for consultations on non-financial software.

Audit Committee Pre-Approval Policies and Procedures

Among its other duties, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by Ernst & Young for fiscal years 2014 and 2013 were approved in accordance with the Audit Committee’s pre-approval guidelines.

Audit Committee Report

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the Securities Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended September 28, 2014. We also reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of September 28, 2014, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent registered public accounting firm by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence. We have also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2014 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2014.

Audit Committee

Gabrielle Sulzberger (Chair)
Dr. John Elstrott
Hass Hassan
Jonathan Seiffer
Mo Siegel

PROPOSAL 4 – INCREASE OF AUTHORIZED COMMON STOCK

The Board of Directors has approved a resolution to amend Article IV, Section A of our Amended and Restated Articles of Incorporation (which we refer to as the “Articles”) to increase the number of authorized shares of our common stock from 600,000,000 to 1,200,000,000. The proposed amendment would replace the second sentence of Article IV, Section A of the Articles with the following sentence: “The aggregate number of shares of Common Stock authorized to be issued is 1,200,000,000 shares with no par value.”

Purpose of the Amendment

As of June 18, 2015, there were 358,497,323 shares of Common Stock outstanding, 18,617,454 treasury shares, and 57,845,430 shares reserved for future issuance pursuant to the Company’s equity compensation plans (consisting of shares available for grant and shares subject to outstanding stock options). If all of the shares of Common Stock reserved for issuance pursuant to these plans are in fact issued, then only 183,657,2472 shares of Common Stock would be authorized and available for issuance unless the amendment is adopted; however, if the amendment is adopted, then 783,657,2473 shares of Common Stock would be authorized and available for issuance.

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give us greater flexibility in considering and planning for future corporate needs. Such future corporate needs include stock splits; stock dividends; grants under equity compensation plans; financings; potential strategic transactions, including mergers, acquisitions, and business combinations; and other general corporate transactions. The Board of Directors believes that additional authorized shares of Common Stock will better position us to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special shareholders’ meeting (unless otherwise required by the rules of NASDAQ).

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of additional shares of Common Stock resulting from the proposed increase in authorized shares. The additional authorized shares of Common Stock will be available for issuance by the Board of Directors for various future corporate needs, including those outlined above.

Possible Effects of the Amendment and Additional Anti-Takeover Considerations

If the amendment is approved, except as may be required by law or NASDAQ rules, no further shareholder approval would be required prior to the issuance of the additional shares authorized by the amendment. While adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing shareholders, any future issuances of additional shares could significantly dilute the equity interests of current shareholders and could have a negative effect on the market price of the Common Stock. Current shareholders have no preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership.

__________________________

2 This number includes 18,617,454 treasury shares.
3 This number includes 18,617,454 treasury shares.

We have not proposed the increase in the number of authorized shares of Common Stock with the intention of using the additional authorized shares for anti-takeover purposes, but we would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE PROPOSED AMENDMENT TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on this proposal. If the proposal is approved, the Company will have the authority to file articles of amendment with the Secretary of State of Texas and the Amendment will become effective upon the filing of articles of amendment with the Secretary of State of the State of Texas, which filing is expected to occur promptly after the Annual Meeting approving this proposal.

PROPOSAL 5 – SHAREHOLDER PROPOSAL REGARDING ACCELERATED VESTING OF EQUITY AWARDS UPON A CHANGE IN CONTROL

We received a formal shareholder proposal. The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held of/by the person submitting this proposal (who we refer to as the “Proponent”) upon receiving an oral or written request from such shareholder made to Company counsel, via phone at 512-542-0676, or via email at proxy.information@wholefoods.com. Proponent has furnished evidence of ownership of no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, this proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

Proposal 5 – Limit Accelerated Executive Pay

Resolved: Shareholders ask our board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that our board’s executive pay committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive pay. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be broken if such pay is made on an accelerated schedule.

An added incentive to vote for this proposal is our Company’s clearly improvable corporate governance and performance as summarized in 2015:

GMI Ratings, an independent investment research firm, said the Whole Foods board of directors did not include a fully independent Audit Committee, a serious concern for shareholders. For example Audit Committee member Shahid Hassan served as President of Fresh & Wild until Whole Foods acquired it. Our chairman, John Elstrott, with a whooping 20-years of director tenure, was also on our Audit Committee. 20-years of director tenure is arguably a red flag for a lack of independence.

GMI has also flagged our board as potentially entrenched due to a high number of long-serving directors. In addition to Mr. Elstrott’s 20-years, John Mackey had 37-years and Ralph Sorenson (age 80) had 21-years. To compound the situation Mr. Sorenson was also the Chairman of our Nomination Committee. Further in regard to our Nomination Committee, shareholders might want to investigate why Nomination Committee member William Tindell received 16-times as many negative votes as Director Stephanie Kugelman who served on the same committee.

In the area of executive pay GMI said Whole Foods did not disclose specific, quantifiable performance objectives for our CEO and unvested equity bonuses would partially or fully accelerate upon CEO termination. GMI said multiple related party transactions and other potential conflicts of interest involving our company’s board or senior managers should be reviewed in greater depth.

Please vote to protect shareholder value:

Limit Accelerated Executive Pay – Proposal 5

OUR STATEMENT IN OPPOSITION

We believe that the Proponent’s proposal is contrary to the best interests of our shareholders. We believe that our Compensation Committee, which is composed entirely of independent directors, is in the best position to design and implement executive compensation arrangements that are appropriate for the Company, including the treatment of equity awards in connection with a change in control. Our Compensation Committee’s judgment would be restricted by the Proponent’s one-size-fits-all approach, and we could be placed at a competitive disadvantage in attracting and retaining talent.

We believe that our shareholders overwhelmingly support the Company’s current executive compensation program. For example, our advisory vote to approve executive compensation received the support of 98% of the votes cast at our 2014 annual meeting, and each of the members of the Compensation Committee received at least 98% of votes cast at that meeting.

Currently, our named executive officers (other than Mr. Mackey, who owns no unvested equity awards and does not receive any grants) are parties to agreements under our Executive Retention Plan that do not provide for accelerated vesting of equity upon a change in control (rather, they provide for accelerated vesting of equity upon certain types of termination of employment). We believe that adopting such an abstract policy, which has little current practical significance, could adversely affect shareholder value because it may be appropriate in some future circumstances to provide for accelerated vesting in connection with a change in control.

The Proponent seeks preemptively to tie the hands of the Compensation Committee with respect to a single element of our executive compensation program. Depending on the circumstances, accelerated vesting of outstanding equity awards could be an effective way for us to retain our leadership team up to and following a change in control transaction as it could help remove some of the resulting uncertainty that may arise for the executive, including potential job loss. This protection could provide our executives with the incentive to continue to increase the Company’s value for the shareholders up to and following the change in control. The Compensation Committee should be able to exercise its business judgment to determine whether, and on what conditions, the acceleration of vesting of equity awards is in the best interests of the Company and our shareholders in a particular change in control transaction.

Additionally, because we believe that most other public companies do not prohibit accelerated vesting of equity awards in connection with a change in control, adopting the policy required by the proposal could place us at a competitive disadvantage in attracting and retaining key executives, particularly if a change in control transaction is pending or contemplated. Retaining key executives while a change in control transaction is pending can be particularly important, since the loss of such executives could adversely affect the Company’s business or operations if the transaction is not completed.

Lastly, although we believe many of the assertions in the Proponent’s proposal are irrelevant to the proposal itself, we want to specifically correct or add context to several inaccurate and/or misleading statements:

●

The Proponent suggests that Mr. Hassan, who is a member of the Audit Committee of the Board of Directors, is not an independent director. This is false. Mr. Hassan, like all of our Audit Committee members, meets the NASDAQ Listing Rules’ very stringent independence requirements for audit committee members.

●

The Proponent insinuates that Mr. Elstrott, who is also a member of the Audit Committee, is not an independent director because of the length of his director tenure. This is also false. Mr. Elstrott likewise meets the NASDAQ Listing Rules’ very stringent independence requirements for audit committee members.

●

The Proponent implies that the director tenures of Messrs. Elstrott, Mackey and Sorenson are evidence of our “improvable corporate governance and performance.” We strongly disagree with the insinuation. Our Company is fortunate to draw upon the deep experience of these three directors, and their long-term focus and history with the Company benefit our shareholders. We believe that our Board of Directors is well rounded and diverse and that Messrs. Elstrott, Mackey and Sorenson play an important role in how well the board works together.

●

The Proponent also states that we did not disclose specific, quantifiable performance objectives for our Chief Executive Officer. This is false. See page 15 of this Proxy Statement for the specific, quantifiable performance objectives set for our executive officers (other than Mr. Mackey, who voluntarily does not receive an annual bonus or any equity awards).

●

The Proponent states that concerns exist about related party transactions, but fails to voice any specific concerns. In this Proxy Statement, one related party transaction, a long-time lease of a book store, is reported. The transaction was reviewed and approved by the Nominating & Governance Committee of our Board of Directors, is reported as required under federal securities laws, and is not material to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2014 Related Party Transactions

During fiscal year 2014, the Company received lease payments totaling approximately $0.5 million from BookPeople, Inc. (“BookPeople”), a retailer of books and periodicals unaffiliated with the Company. Mr. Mackey and Ms. Flanagan, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock of BookPeople. BookPeople leases retail space from the Company at one of the Company’s Austin, Texas locations. The lease, which was entered into on December 31, 1993, provides for an aggregate annual minimum rent of approximately $0.5 million.

Related Party Transactions in General

The Nominating and Governance Committee of the Board of Directors, pursuant to its written charter, generally is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Company’s Code of Business Conduct requires officers and directors to contact the chairperson of the Nominating and Governance Committee regarding potential conflicts of interest which would include potential related party transactions. The Nominating and Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Nominating and Governance Committee, the Company expects that the committee would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the committee would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2014 that was submitted to the Nominating and Governance Committee for approval as a “related party” transaction.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our voting securities for (i) each person beneficially owning more than 5% of the outstanding shares of any class of our voting securities, (ii) each director of the Company, (iii) our named executive officers, and (iv) all of our current directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. In the case of our directors and executive officers, the ownership levels are as of June 18, 2015. In the case of shareholders owning more than 5% of our shares, the ownership levels are as of the latest Form 13G or 13G/A filed with the Securities and Exchange Commission as of June 18, 2015.

	Common Stock
	Number of Shares
	Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	21,429,126	5.98%
The Vanguard Group(2)	19,180,313	5.35%
Dr. John Elstrott(3)	77,157	*
Glenda Flanagan(4)	329,207	*
A.C. Gallo(5)	186,756	*
Hass Hassan(6)	55,979	*
Stephanie Kugelman(7)	46,356	*
David Lannon(8)	88,158	*
John Mackey(9)	879,947	*
Ken Meyer(10)	94,401	*
Walter Robb(11)	296,078	*
Jonathan Seiffer(12)	183,423	*
Mo Siegel(13)	78,224	*
Jonathan Sokoloff(14)	938,586	*
Dr. Ralph Sorenson(15)	73,366	*
Jim Sud(16)	261,974	*
Gabrielle Sulzberger(17)	64,666	*
Kip Tindell(18)	88,084	*
Including indirect beneficial ownership,
all 16 directors and officers as a group(19)	3,724,332	1.04%

* Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock. Each of our executive officers and directors may be contacted at 550 Bowie Street, Austin, Texas 78703.

(1) Based upon the report on Form 13G/A, filed with the Securities and Exchange Commission on February 9, 2015. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. The Form 13G/A reported sole voting power over 17,953,231 shares, shared voting power over none of the shares, sole dispositive power over 21,429,126 shares and shared dispositive power over none of the shares.

(2) Based upon the report on Form 13G, filed with the Securities and Exchange Commission on February 10, 2015. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Form 13G reported sole voting power over 621,880 shares, shared voting power over none of the shares, sole dispositive power over 18,593,280 shares and shared dispositive power over 587,033 shares.

(3) Includes 26,189 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(4) Includes 90,607 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(5) Includes 101,489 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(6) Includes 19,065 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(7) Includes 31,565 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(8) Includes 73,763 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(9) Includes 0 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Does not include 100,000 shares beneficially owned by Mr. Mackey’s spouse for which Mr. Mackey disclaims beneficial ownership.

(10) Includes 78,237 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(11) Includes 130,854 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 40,000 shares of common stock subject to pledge, all of which Mr. Robb pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(12) Includes 26,939 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days, which amount includes 4,500 exercisable stock options held by Mr. Seiffer for the benefit of Leonard Green & Partners, L.P. (“LGP LP”). LGP LP separately holds 2,280 shares of stock and 15,750 exercisable stock options in respect of Mr. Seiffer’s and Mr. Sokoloff’s service on our Board of Directors. These shares of stock and stock options held by LGP LP might be considered beneficially owned by Mr. Seiffer and are included in the table.

(13) Includes 31,565 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(14) Includes 26,939 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days, which amount includes 4,500 exercisable stock options held by Mr. Sokoloff for the benefit of LGP LP. Also includes 620,810 shares held by a limited liability company of which Mr. Sokoloff is the sole manager. Mr. Sokoloff owns 1% of the interests in the limited liability company, and a trust for certain of his family members owns the other 99%. These shares of stock held by the limited liability company might be considered beneficially owned by Mr. Sokoloff and are included in the table. LGP LP separately holds 2,280 shares of stock and 15,750 exercisable stock options in respect of Mr. Sokoloff’s and Mr. Seiffer’s service on our Board of Directors. These shares of stock and stock options held by LGP LP might be considered beneficially owned by Mr. Sokoloff and are included in the table.

(15) Includes 30,565 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(16) Includes 74,541 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 108,312 shares of common stock subject to pledge, all of which Mr. Sud pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(17) Includes 31,565 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 12,448 shares of common stock subject to pledge, all of which Ms. Sulzberger pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(18) Includes 19,065 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(19) The 2,280 shares of stock and 15,750 exercisable stock options held by LGP LP in respect of Mr. Sokoloff’s and Mr. Seiffer’s service on our Board of Directors have only been counted once in this row and for purposes of this footnote. Amount shown includes 777,198 shares of common stock issuable upon exercise of outstanding stock options and any shares of which the individuals have the right to acquire beneficial ownership within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports, except as set forth below:

●

Directors Jonathan Seiffer and Jonathan Sokoloff each had one late filing. They both filed a Form 4 on May 20, 2014 which inadvertently reported a grant of 2,250 shares of restricted stock, but should have instead reported a grant of 2,250 stock options. Messrs. Seiffer and Sokoloff each filed a Form 4/A on May 22, 2014 to correct the mistake.

●

Director Dr. Ralph Sorenson had two late filings related to gifts of shares to a charitable trust (which was a nonprofit family foundation over which he has no pecuniary interest) occurring in November 2011 and December 2005. Mr. Sorenson’s holdings were corrected in footnotes on a Form 4 filed on June 6, 2014.

Deadlines for Submitting Shareholder Proposals

As announced in February 2015, the Company’s 2015 Annual Meeting of Shareholders was postponed from the previously anticipated schedule. We plan to return to our regular annual meeting schedule in 2016, including with respect to deadlines for shareholder proposals and director nominations, and we expect that our 2016 Annual Meeting of Shareholders will be held on or around March 9, 2016.

Any proposal that a shareholder of the Company wishes to have considered in connection with the 2016 Annual Meeting for inclusion in our Proxy Statement for that meeting pursuant to SEC Rule 14a-8 must be submitted to the Corporate Secretary at our principal executive offices no later than September 12, 2015 and otherwise comply with the requirements applicable to Rule 14a-8 submissions.

With respect to shareholder proposals submitted for consideration at the 2016 Annual Meeting but not submitted for inclusion in our Proxy Statement for that meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors that are not proxy access nominations, compliant notice must be submitted to the Corporate Secretary at our principal executive offices no later than September 12, 2015 in order to be timely.

We recently adopted a proxy access right to permit a shareholder, or a group of up to 20 shareholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board of Directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. Under our Bylaws, compliant notice of proxy access director nominations for the 2016 Annual Meeting must be submitted to the Corporate Secretary at our principal executive offices no earlier than August 13, 2015 and no later than September 12, 2015 in order to be timely.

If our 2016 Annual Meeting is ultimately not called for a date within 30 calendar days of February 24, 2016, then the applicable shareholder proposal and director nomination deadlines referred to above will be re-calculated as set forth in our Bylaws and, with respect to Rule 14a-8 proposals, be a reasonable time before the Company begins to print and mail its proxy materials as provided for in Rule 14a-8.

Our Bylaws (and, with respect to Rule 14a-8 proposals, SEC Rule 14a-8) set forth the calculation of applicable deadlines (and certain other requirements) by which compliant notice of shareholder proposals and director nominations must be submitted in order to be timely. The summaries set forth above are qualified by our Bylaws and Rule 14a-8.

Multiple Shareholders Sharing the Same Address

As permitted by Securities and Exchange Commission rules, the Company will deliver only one Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of annual report and other proxy materials, to a shareholder at a shared address to which a single copy was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy in the future. Registered shareholders wishing to receive a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of annual report and other proxy materials, in the future or registered shareholders sharing an address wishing to receive a single copy in the future may contact Whole Foods Market, Inc., 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

WHOLE FOODS MARKET, INC.
550 BOWIE STREET
AUSTIN, TX 78703

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on September 14, 2015.

For participants in the Company's 401(k) plan, your proxy must be received by 11:59 P.M. (Eastern Time) on September 11, 2015.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M80544-P58283-Z64533	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WHOLE FOODS MARKET, INC.				For	Withhold	For All
				All	All	Except
The Board of Directors recommends that you vote FOR the following director nominees:

1.	ELECTION OF DIRECTORS:			☐	☐	☐

	01)	DR. JOHN ELSTROTT	07)	MORRIS (MO) SIEGEL
	02)	SHAHID (HASS) HASSAN	08)	JONATHAN SOKOLOFF
	03)	STEPHANIE KUGELMAN	09)	DR. RALPH SORENSON
	04)	JOHN MACKEY	10)	GABRIELLE SULZBERGER
	05)	WALTER ROBB	11)	WILLIAM (KIP) TINDELL, III
	06)	JONATHAN SEIFFER

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following company proposals:		For	Against	Abstain

2.	ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2015.	☐	☐	☐

4.	PROPOSAL REGARDING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 600 MILLION TO 1.2 BILLION.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following shareholder proposal:		For	Against	Abstain

5.	PROPOSAL REQUIRING OUR BOARD OF DIRECTORS TO ADOPT A POLICY RELATED TO LIMITING ACCELERATION OF VESTING OF EQUITY UPON A CHANGE IN CONTROL.	☐	☐	☐

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M80545-P58283-Z64533

PROXY
WHOLE FOODS MARKET, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on September 15, 2015 at 8:00 a.m., local time, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202 and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Walter Robb and each of them, as proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his/her proxy be voted as specified on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED:
●FOR ALL NOMINEES FOR DIRECTORS;
●FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS;
●FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2015;
●FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 600 MILLION TO 1.2 BILLION; AND
●AGAINST THE PROPOSAL REQUIRING OUR BOARD OF DIRECTORS TO ADOPT A POLICY RELATED TO LIMITING ACCELERATION OF VESTING OF EQUITY UPON A CHANGE IN CONTROL.

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares owned, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE